UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10/AMENDMENT NO. 3

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934

808 RENEWABLE ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	80-0651522
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

850 Tidewater Shores Loop, Suite 402 Bradenton, Florida	34208
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:

(631) 397-1111

Securities to be registered pursuant to Section 12(b) of the Act:

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, $0.00001 par value
(Title of Class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Non-accelerated filer	☐
Accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

i

EXPLANATORY NOTE

808 Renewable Energy Corporation is filing this General Form for Registration of Securities on Form 10, which we refer to as the Registration Statement, to register its common stock, par value $0.00001 per share, pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Unless otherwise mentioned or unless the context requires otherwise, when used in this Registration Statement, the terms “808,” “Company,” “we,” “us,” and “our” refer to 808 Renewable Energy Corporation

FORWARD-LOOKING STATEMENTS

This Registration Statement contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this Registration Statement, including statements regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management, are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

Forward-looking statements may include, without limitation, statements regarding the plans and objectives of management for future operations, projections of income or loss, earnings or loss per share, capital expenditures, dividends, capital structure or other financial items, our future financial performance, including any such statement contained in a discussion and analysis of financial condition by management or in the results of operations included pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”), and the assumptions underlying or relating to any such statement.

We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important cautionary statements in this Registration Statement, particularly in the “Risk Factors” section, that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make.

You should read this Registration Statement and the documents that we have filed as exhibits to this Registration Statement with the understanding that our actual future results may be materially different from what we expect. The forward-looking statements contained in this Registration Statement are made as of the date of this Registration Statement, and we do not assume any obligation to update any forward-looking statements except as required by applicable law.

ii

Readers are cautioned not to place undue reliance on forward-looking statements because of the risks and uncertainties related to them and to the risk factors. We disclaim any obligation to update the forward-looking statements to reflect any new information or future events or circumstances or otherwise, except as required by law. Readers should read this in conjunction with the discussion under the caption “Risk Factors,” our financial statements and the related notes thereto, and other documents which we may file from time to time with the SEC.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

When this Registration Statement becomes effective, we will begin to file reports, proxy statements, information statements and other information with the United States Securities and Exchange Commission, or SEC. You may read and copy this information, for a copying fee, at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on its Public Reference Room. Our SEC filings will also be available to the public from commercial document retrieval services, and at the website maintained by the SEC at http://www.sec.gov.

Information contained on the website does not constitute part of this Registration Statement. We have included our website address in this Registration Statement solely as an inactive textual reference. When this Registration Statement is effective, we will make available, through a link to the SEC’s website, electronic copies of the materials we file with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, the Section 16 reports filed by our executive officers, directors and 10% stockholders and amendments to those reports.

iii

Item 1. Business.

Overview

808 Renewable Energy Corporation (hereinafter the “Company”, “Our”, “We” or “Us”) is a general aviation and electric vehicle manufacturer and distributor, and our current product lines are AR-1 gyrocopter and electric reverse-trike vehicles, under the name Silverlight Aviation, LLC and Silverlight Electric Vehicles.

Background

The Company was originally organized under the laws of the State of Nevada in May 2009 under the name Tri-Energy Corporation. In August 2010 the Company changed its name to 808 Renewable Energy Corporation. In October 2018 the Company changed its name to Cool Events, Inc. and then back to 808 Renewable Energy Corporation in September 2019.

On March 15, 2021, the Company acquired fifty-five percent (55%) of the membership interest in SilverLight Aviation, LLC, a Florida limited liability company in the business of manufacturing and selling gyroplane kits to the general public throughout the United States.

On May 3, 2021 the Company entered into an Asset Purchase Agreement to acquire certain assets in the Trike field from Atelier de Motelage RB, Inc. in exchange for an aggregate of One Hundred Ninety Five Thousand ($195,000) Dollars. The acquired assets include: 15 Venom SS molds, Venom SS Frame Jig, 16 Arrow Molds, Arrow Frame Jig, 20 Arrow S molds, convertible prototype body, convertible prototype frame and Arrow Demo model.

In May 2021 the Company formed Silverlight Electric Vehicle Inc. to operate the electric vehicle division, sales, procurement of vehicles and or manufacturing/assembly. The Company owns Fifty One Percent (51%) of Silverlight Electric Vehicle Inc. and Remy Breton owns Forty Nine Percent (49%). Mr. Breton serves as a Vice President of Silverlight Electric Vehicle Inc. Sales will be generated from the website, trade shows, public displays, and word of mouth.

Our principal executive offices are located at 850 Tidewater Shores Loop, Suite 402, Bradenton, Florida 34208, and our telephone number is (631) 397-1111.

1

Business

The Company, through its subsidiaries, SilverLight Aviation, LLC (“SLA LLC”) and Silverlight Electric Vehicle Inc. is actively engaged in the design, development, manufacturing, distribution and marketing of reverse trikes and gyrocopters. We operate in two divisions, Aviation and Reverse Trike. We maintain a website at www.silverlightaviation.com for the Aviation Division and www.silverlightev.com (website is under construction) for the Reverse Trike Division. We are commencing our efforts to expand operations of the business and establish a global network of distributors and dealers. We have recently received an order from Taiwan for two AR-1 gyrocopters along with an option for 20 more.

Aviation Division

The Company is manufacturing a two-seat gyrocopter “AR-1” (American Ranger 1). A gyrocopter looks like a small helicopter but the main difference is there is no engine turning the main rotor. The rotor simply self-propelled (which we call “auto-rotate”) due to the way that the air flows through them. It also does not have a tail rotor. As the engine is not connected to the rotors, this means that a Gyrocopter is not seriously affected if the engine should stop in flight. This, together with a very short landing roll (we can land in a very small open space, about the size of a putting green). Today, Gyrocopters are one to three seat aeroplanes whose maximum take-off weight does not exceed 560 kgs.

SLA, LLC started in February 2012 as a light aircraft engineering consulting company facilitating and managing compliance projects at the technical level for various light aircraft manufacturers. In 2015, it changed operations to design and manufacture a light experimental gyroplane kit to fit FAA allowed regulations for gyroplanes. In such an effort, it acquired the rights to a design for a two seat tandem gyroplane which was used as a basis to develop the AR-1 gyroplane. To date SLA LLC has sold 53 gyroplanes, 48 of them as AR-1 kits.

Inventory consists of CNC machined parts, raw materials like metal tubing, composite materials, resins, and hardware. SLA LLC maintains a hangar at the Zephyrhills Airport. At this facility we have the capacity to produce 12 gyroplane kits per year. Sales have traditionally averaged approximately 10 per year, with sales expected to be lower for 2021, due to factors including decreased demand associated with COVID 19. We manufacture kits for gyroplanes that are not put together, but rather we manufacture parts and assemblies used in the gyroplanes but they do not get put together by us but by our customers who are considered the "builders" of the gyroplanes by the FAA as they do 51% of the work on the aircraft.

SLA LLC is also in the process of designing a brand-new Side-by-Side four-seater VTOL (vertical take-off & landing) model, it is scheduled to be completed within the next two years and certified under the FAA Experimental Type Certificate program. We anticipate our manufacturing capacity to be approximately 15 to 20 units a year depending on options and configuration. We anticipate commencing production for a side gyroplane July 2023.

2

(AR-1) American Ranger 1 Gyroplane

The AR-1 is a modern gyroplane manufactured in the United States in our 12,000 square foot factory located in the greater Tampa Bay area of central Florida. We also offer buyers assistance at our facility. The AR-1 combines eye-catching design elements and style, balanced with ever-important safety features and performance. The AR-1 cuts through turbulence and high wind, for smooth and comfortable flying. With speeds ranging as high as 110 mph or as slow as 25 mph, you can enjoy a cross-country adventure or sight-see around your environment at a leisurely pace, while in complete control.

Performance

Unlike a helicopter, a gyroplane’s rotor blades are not connected to the engine, except during pre-rotation just before takeoff. The rotor blades auto-rotate by way of being loaded and traveling through air. Thus, a gyroplane does not need the engine to be in control in order to fly. Instead, the engine keeps the gyroplane moving forward, without losing altitude. In the event of an engine failure, the gyroplane will simply start to lose altitude and can land with almost zero roll – meaning it can touch down gently and then safely come to a stop. It needs a relatively small space (300 to 600 feet) to break ground on takeoff.

Gyroplane Stowing & Hauling

Gyroplanes are compact aircraft that can easily be stowed in a relatively small space, in a hangar or garage. Gyroplanes take up much less space than any aircraft with wings, and can be easily transported in a trailer.

Enclosure Options

The AR-1 gyroplane has a convertible option (AR-1C), with the choice of being fully-enclosed or having two windshields. This is a unique option, in its class and price range, giving the option to fly with a semi-open cockpit with windshields or with a fully-enclosed canopy with cabin heat for winter months. The enclosed canopy can also be ordered and installed at a later point by the factory or service station.

Engineering

Our rotor system is the venerable high-inertia Stella rotor system, which is an aluminum alloy rotor. The carriage is built on a high-strength welded stainless-steel frame, with a fiberglass composite streamlined fairing, with an effective tail for excellent stability and control. The AR-1’s controls are easily accessible and made primarily of metal tubes not push-pull control cables. The main landing gear is 7075-T6 aluminum leaf spring which supplies a slower spring back rate than composite leaf gear found in many production machines. Landing gear is covered by lift generating composite fairings. Hydraulic disc brakes are installed on both main wheels, with wheel pants.

3

Additionally, the AR-1 is available powered by field-proven industry standard Rotax aircraft four-stroke power plants. It comes with a choice of either Rotax 912ULS (dual carbs) or 912iS (fuel injected) 100 HP engine or the turbocharged Rotax 914UL 115HP engine for better performance and operation at higher altitudes or the latest technology in Rotax aircraft engine line, Rotax 915iS, with fuel injected turbo charged 141 HP that can really kick things up.

Flight Dynamics

The AR-1’s gyro establishes new norms in modern pusher-style gyroplanes. The AR-1 has little coupling between power and yaw, and power and pitch. The AR-1’s high inertia rotor system and clean lines give it a better glide ratio and energy retention, making landing easier and more forgiving – even for beginner pilots. Its front (or nose) wheel is linked to the rudder for easier taxing, but also has trail which allows a good compromise in both ground handling and in lessening danger of a pilot touching down the nose wheel while the front wheel is angled sideways (like in a crosswind but there is still some forward speed left).

With these capabilities, it was anticipated that the improved safety, performance, reliability, maneuverability, and operating cost of our gyrocopters would permit them to compete with helicopters for most of their missions. Potential customers included:

•	Law enforcement (police, sheriff, border patrol, customs, drug interdiction);

•	Public service agencies (fire patrol, wildlife, land management);

•	Military (courier, armed surveillance, VIP transport, forward artillery control, ground attack, unmanned aerial vehicle);

•	Commercial (oil, gas, and power line patrol and inspection, land survey, aerial photography, crop spraying, herd management, air taxi service, corporate transport) and

•	Private (commuting, sport flying, training).

4

Electric Vehicle Division

The Company has recently acquired the following assets in this division: Venom SS Molds (15 pieces), Venom SS Frame Jigs, Venom SS Parts Drawings, Arrow Molds (Trex - 16 pieces), Arrow Frame Jigs, Arrow Parts Drawings, Arrow S Molds (20 pieces), Aero3s Molds (included with Arrow S), Convertible Prototype Body, Convertible Prototype Frame and Arrow Demo Model

Our Product Lines will consist of the following (prices are approximate, based on current supply costs and cost of labor hours):

•	High-End : Price Range $ 50,000.

The new Dagger Series with options of a 1400 cc Suzuki Hayabusa ICE ( Internal Combustion Engine ) high output performance engine, or a pure electric powertrain ( Plug-In EV ).

•	Mid-Level : Price Range $ 25,000.

The Arrow Series, with options of a 650 cc ICE engine with CVT ( continuously variable Transmission ), or a 20 KW ( Peak of 40 KW ) pure electric powertrain ( Plug-In EV ).

•	Low-End: Price Range $ 10,000.

Our entry-level Orca series, with option of a 250 cc ICE engine, or a 15 KW ( Peak of 30 KW ) pure electric powertrain ( Plug-In EV ).

These models are not yet being sold, but we hope to commence sales of our Orca series by the end of 2021.

Silverlight Electric Vehicle will be managing the sales and marketing of the electric vehicles. The manufacturing will be under 808 Renewable Energy Corp., and Silverlight Electric Vehicle Inc. will make its revenue from the sales of electric vehicles.

5

The company plans on selling our vehicles through the company website and reseller agents. We have received our WMI (World Manufacturer Identification ), and we are working on our Florida DMV Manufacturer License at the moment too. Once acquired, we will have the capability to issue our VIN numbers, and start selling our new reverse-trike products. SilverLight Electric Vehicle Inc. has recently received its NHTSA (National Highway and Transportation Safety Administration Manufacturer Identification) number. This newly issued NHTSA number enables the company to issue VIN’s (Vehicle identification Number) for the sales of its electric reverse-trike products.

In addition, we hope to finalize our powertrain testing of two entry models - a convertible roadster model and a gull-wing fully enclosed cabin model. We expect the powertrain system will deliver up to 45 KW (60 HP) of peak output, up to 150 miles per charge with its 15 Kwh and 20 Kwh lithium-ion battery packs.

Government Regulation

The nature of aviation products has resulted in their manufacture being regulated by governments for public safety, national defense, and economic and/or political purposes. Such regulations vary widely by country, by product type and by usage. Our products and intended products are principally impacted by United States laws and regulations, but also by requirements in our potential export markets. As our products can be used for private, commercial, public agency or military purposes, their sale and operation are governed by regulations appropriate to each category. Developmental flight testing of our aircraft is carried out under exemption rules covering experimental aircraft. The following section reviews the principal regulations applicable to each category of our activities in the United States. Our gyroplanes are subject to the Federal Aviation Administration (“FAA”) - LSA (Light Sports Aircraft) classification. We are classified as “Experimental Amateur Built” and are not required to obtain certifications other than maintaining our general business registration. As we manufacture the kits (parts and assemblies) for gyroplanes that are not put together, but rather are put together by our customers who are considered the "builders" of the gyroplanes by the FAA.

Intellectual Property

We do not currently own, and do not have any current plans to seek, any patents in connection with our existing and planned operations. Except for the trademark of ORCA from the United States Patent and Trademark Office, we do not have any copyrights, trademarks, but we generally rely upon copyright, trademark and trade secret laws to protect and maintain our proprietary rights for our technology and products. Notwithstanding the steps we have taken to protect our intellectual property rights, third parties may infringe or misappropriate our proprietary rights. Competitors may also independently develop technologies that are substantially equivalent or superior to the technologies we employ in our products and services.

Competition

There are several companies offering or developing reverse trikes and gyrocopters, and there can be no assurance that direct competitors to our solutions will arise. The markets for our products are intensely competitive, continually evolving and subject to changing technologies. We face significant competition, including from companies that have entered this space much earlier than us and are better capitalized, with vertically integrated business models, larger than us, have more access to capital and have lower operating costs than we do. These competitors may be able to respond more rapidly to new or emerging technologies and changes in customer requirements or to devote greater resources to the development, promotion and sale of their products. These competitors may enter our existing or future markets with currencies that may be less expensive, that may provide higher performance or additional features or that may be introduced more quickly than our products. Our products are also competing with other forms of trikes and copters which are currently more widely accepted and used by the public.

6

Employees

Currently we and our subsidiaries employ about 20 individuals. These individuals consist of management, assembly, sales and support staff. Some of these individuals are employed through outside sourcing companies.

Item 1A. Risk Factors.

Risks Related to Our Business

Our business is subject to significant government regulation that will increase our operating costs.

The nature of aviation and motor vehicles has resulted in their manufacture being regulated by governments for public safety, national defense, and economic and/or political purposes. Such regulations vary widely by country, by product type and by usage. Our products and intended products are principally impacted by United States laws and regulations, but also by requirements in our export markets. Developmental flight testing of our aircraft is carried out under exemption rules covering experimental aircraft. The failure to comply with government regulation could adversely affect our operations.

Difficulties or delays in the development, production, testing and marketing of products could have a materially adverse effect on our business.

Difficulties or delays in the development, production, testing and marketing of products, could have a materially adverse effect. Our business is subject, in part, to regulatory procedures and administration enacted by and/or administered by the FAA. Accordingly, our business may be adversely affected in the event we are unable to comply with such regulations relative to our current products and/or if any new products and/or services to be offered by us can or may not be formally approved by such agency.

7

Our potential international sales may be subject to local government laws, regulations and procurement policies and practices which may differ from U.S. Government regulations.

Our potential international sales may be subject to local government laws, regulations and procurement policies and practices which may differ from U.S. Government regulation, including regulations related to products being installed on aircraft, exchange controls, as well to varying currency, geo-political and economic risks. We also are exposed to risks associated with any relationships with foreign representatives, consultants, partners and suppliers for international sales and operations.

We may not be able to achieve our strategic initiatives and grow our business as anticipated.

Our strategic initiatives have required us to devote financial and operational assets to our activities. Our success depends on our ability to appropriately manage our expenses as we invest in these initiatives. If we are not able to execute on this strategy successfully or if our investments in these activities do not yield significant returns, our business may not grow as we anticipated, which could adversely affect our operating results.

Unfavorable global economic, business or political conditions could adversely affect our business, financial condition or results of operations.

Our results of operations could be adversely affected by general conditions in the global economy and in the global financial markets, including conditions that are outside of our control, including the U.S. presidential election and the impact of health and safety concerns, such as those relating to the current COVID-19 outbreak. The most recent global financial crisis caused extreme volatility and disruptions in the capital and credit markets. A severe or prolonged economic downturn could result in a variety of risks to our business, including weakened demand for bitcoin and our ability to raise additional capital when needed on acceptable terms, if at all. Any of the foregoing could harm our business and we cannot anticipate all the ways in which the current economic climate and financial market conditions could adversely impact our business.

The future impact of the COVID-19 outbreak is highly uncertain, cannot be predicted and there is no assurance that the COVID-19 outbreak will not have a material adverse impact on the future results of the Company. The extent of the impact, if any, will depend on future developments, including actions taken to contain the coronavirus.

Any disruption of service at our facilities or our third-party providers could interrupt or delay our customers’ access to solutions, which could harm our operating results.

Any damage to, or failure of, our systems generally could result in interruptions in our services. Interruptions in our services may reduce our revenue, cause customers to terminate their subscriptions and adversely affect our attrition rates and our ability to attract new customers, all of which would reduce our revenue. Our business would also be harmed if our customers and potential customers believe our services are unreliable. Although we may not grow as we expect, if we fail to manage our growth effectively or to develop and expand our managerial, operational, and financial resources and systems, our business and financial results would be materially harmed.

8

We may choose to raise additional capital. Such capital may not be available, or may be available on unfavorable terms, which would adversely affect our ability to operate our business.

If we do not achieve sufficient sales we may choose to raise additional funds to maintain operations. We cannot be certain that we will be able to obtain additional financing on favorable terms, if at all, and any additional financings could result in additional dilution to our existing stockholders.

Our market is subject to changing preferences; failure to keep up with these changes would result in our losing market share, thus seriously harming our business, financial condition and results of operations.

Our customers expect frequent product introductions and have changing desires for new products and features. In order to be competitive, we need to develop and market new products and product enhancements that respond to these changing requirements on a timely and cost-effective basis. Our failure to do so promptly and cost effectively would seriously harm our business, financial condition and results of operations.

We have had a history of losses and may incur future losses, which may prevent us from attaining profitability.

We have had a history of operating losses since our inception and, as of September 30, 2021, we had an accumulated deficit of approximately $23,749,599. We may incur operating losses in the future, and these losses could be substantial and impact our ability to attain profitability. We do not expect to significantly increase expenditures for product development, general and administrative expenses, and sales and marketing expenses; however, if we cannot increase revenue growth, we will not achieve or sustain profitability or positive operating cash flows. Even if we achieve profitability and positive operating cash flows, we may not be able to sustain or increase profitability or positive operating cash flows on a quarterly or annual basis.

We cannot predict every event and circumstance that may impact our business and, therefore, the risks discussed herein may not be the only ones you should consider.

As we continue to grow our business, we may encounter other risks of which we are not aware as of the date of this Registration Statement. These additional risks may cause serious damage to our business in the future, the impact of which we cannot estimate at this time.

9

We will need additional funding if we intend on growing. If we are unable to raise capital when needed, we would be forced to delay, reduce or eliminate our planned development.

We expect our expenses to increase in connection with our ongoing activities. Furthermore, upon the effectiveness of this Registration Statement, we expect to incur additional costs associated with operating as a public company. Accordingly, we will need to obtain substantial additional funding in connection with our continuing operations. If we are unable to raise capital when needed or on attractive terms, we would be forced to delay, reduce or eliminate some or all of our research and development programs or commercialization efforts.

Raising additional capital may cause dilution to our stockholders, restrict our operations or require us to relinquish rights to our technologies or product candidates.

Until the time, if ever, that we can generate substantial product revenues, we plan to finance our cash needs through some combination of equity offerings, debt financings, collaborations, strategic alliances and licensing arrangements. We do not have any committed external source of funds. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interest of our existing stockholders will be diluted, and the terms of these new securities may include liquidation or other preferences that adversely affect the rights of our existing stockholders. Debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends.

There is substantial doubt about our ability to continue as a going concern

We expect that our operating expenses will increase over the next twelve months to continue our development activities. Based on our average monthly expenses and current burn rate, we estimate that our cash on hand will sufficiently support our operation for the next twelve months. We do not expect to raise capital through debt financing from traditional lending sources since we are not consistently generating a profit from operations. Therefore, we only expect to raise money through equity financing via the sale of our common stock or equity-linked securities such as convertible debt. If we cannot raise the money that we need in order to continue to operate our business, we will be forced to delay, scale back or eliminate some or all of our proposed operations. If any of these were to occur, there is a substantial risk that our business would fail. If we are unsuccessful in raising additional financing, we may need to curtail, discontinue or cease operations.

Impact of COVID-19 on Our Business

In December 2019, a novel strain of coronavirus (COVID-19) emerged in Wuhan, Hubei Province, China. While initially the outbreak was largely concentrated in China and caused significant disruptions to its economy, it has now spread to several other countries and infections have been reported globally fiscal first quarter and potentially beyond.

The ultimate impact of the COVID-19 pandemic on the Company’s operations is unknown and will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the duration of the COVID-19 outbreak, new information which may emerge concerning the severity of the COVID-19 pandemic, and any additional preventative and protective actions that governments, or the Company, may direct, which may result in an extended period of continued business disruption, reduced customer traffic and reduced operations. Any resulting financial impact cannot be reasonably estimated at this time but is anticipated to have a material adverse impact on our business, financial condition and results of operations.

10

The measures taken to date will impact the Company’s business. Due to the pandemic the Company has lost approximately one half of its workforce. Sourcing raw materials has also been difficult with longer lead times required. The cost of raw materials and manufacturing supplies have also increased in costs. Further the pandemic also hindered the Company’s sales as shows and or larger gatherings have been cancelled or curtailed.

Our operations, including causing interruptions, reductions, or closures of our operations, due to decreased demand for our products, government regulations and/or fewer workers due to illness or public health restrictions; Commercial sustainability of key vendors or transportation disruptions within our supply chain, which could result in higher inventory costs and/or inability to obtain key raw materials or fulfill customer orders; and Global financial and credit markets and our ability to obtain additional credit or financing upon acceptable terms or at all, which could negatively affect our liquidity and financial condition. Further or prolonged deterioration of adverse conditions could continue to negatively impact our business, financial condition, and results of operations. The situation surrounding COVID-19 is constantly evolving, and given its inherent uncertainty, we expect that the pandemic will continue to cause instability in the global markets and economies in the near term, particularly if there is a continued increase in COVID-19 cases globally and/or in the locations in which the Company operates. The duration and magnitude of the impact of the COVID-19 pandemic depends on future developments that cannot be accurately predicted at this time, such as the severity and transmission rate of the virus, the emergence of new variants, increased infection rates in the areas in which we operate, the extent and effectiveness of containment actions, including the timing and effectiveness of vaccination efforts in the markets where we operate, and the impact of these and other factors on our employees, customers, suppliers, and joint venture partners. The impact of the COVID-19 pandemic has had and may continue to have a material adverse effect on our business, financial condition, and results of operations.

The spread of COVID-19 has caused us to modify our business practices (including limiting employee travel, and cancellation or reduction of physical participation in sales activities, meetings, events and conferences), and we may take further actions as may be required by government authorities or that we determine are in the best interests of our employees, customers, suppliers, vendors and business partners. There is no certainty that such actions will be sufficient to mitigate the risks posed by the virus or otherwise be satisfactory to government authorities. If significant portions of our workforce are unable to work effectively, including due to illness, quarantines, social distancing, government actions or other restrictions in connection with the COVID-19 pandemic, our operations will be impacted.

The COVID-19 pandemic could limit the ability of our customers, suppliers, vendors and business partners to perform, including third party suppliers’ ability to provide components and materials used in our products. We may also experience an increase in the cost of raw materials used in our commercial production. Even after the COVID-19 pandemic has subsided, we may continue to experience an adverse impact to our business as a result of its global economic impact, including any recession that has occurred or may occur in the future.

The Company and Certain former Officers were the subject of a Complaint filed by the Securities and Exchange Commission in 2016 which could have a material adverse effect on the Company.

In 2016 the SEC filed a Complaint alleging that certain former officers and their related companies engaged in the following activities in conducting an offering of securities of the Company: employed devices, schemes, or artifices to defraud; and (b) engaged in acts, practices, or courses of business which operated or would operate as a fraud or deceit upon other persons. By engaging in the conduct described above, each of the defendants violated, and unless enjoined will continue to violate, Section 10(b) of the Exchange Act, made material misrepresentations and omissions to investors and prospective investors regarding the use of the proceeds. The SEC has obtained judgements against the former officers and their related companies, but not against the Company. While current management was not involved with the Company at the relevant times, in the event the SEC were to impose monetary or other penalties against the Company it would have a material adverse effect on the Company and its operations.

11

Risks Related to Employee Matters and Managing Growth

Our future success depends on our ability to retain our chief executive officer and other key executives and to attract, retain and motivate qualified personnel.

We are highly dependent on David Chen, our Chief Executive Officer, as well as the other principal members of our management team. We have not entered into an employment agreement with Mr. Chen, so there is nothing preventing him from terminating his employment with us at any time. We do not maintain “key person” insurance for any of our executives or other employees. The loss of the services of any of these persons could impede the achievement of our research, development and commercialization objectives.

In addition, we rely on consultants and advisors, to assist us in formulating our development and commercialization strategy. Our consultants and advisors may be employed by employers other than us and may have commitments under consulting or advisory contracts with other entities that may limit their availability to us.

Risks Associated with Our Capital Stock

Because we will become a reporting company under the Exchange Act by means other than a traditional underwritten initial public offering, we may not be able to attract the attention of research analysts at major brokerage firms.

Because we will not become a reporting company by conducting an underwritten initial public offering, or IPO, of our common stock, and because we will not be listed on a national securities exchange, security analysts of brokerage firms may not provide coverage of our company. In addition, investment banks may be less likely to agree to underwrite secondary offerings on our behalf than they might if we were to become a public reporting company by means of an IPO because they may be less familiar with our company as a result of more limited coverage by analysts and the media, and because we became public at an early stage in our development.

Our common stock may become subject to the SEC’s penny stock rules, which may make it difficult for broker-dealers to complete customer transactions and could adversely affect trading activity in our securities.

The SEC has adopted regulations which generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share, subject to specific exemptions. The market price of our common stock may be less than $5.00 per share for some period of time and therefore would be a “penny stock” according to SEC rules, unless we are listed on a national securities exchange. Under these rules, broker-dealers who recommend such securities to persons other than institutional accredited investors must:

●	make a special written suitability determination for the purchaser;

●	receive the purchaser’s prior written agreement to the transaction;

●

provide the purchaser with risk disclosure documents which identify certain risks associated with investing in “penny stocks” and which describe the market for these “penny stocks” as well as a purchaser’s legal remedies; and

●

obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before a transaction in a “penny stock” can be completed.

If required to comply with these rules, broker-dealers may find it difficult to effectuate customer transactions and trading activity in our securities may be adversely affected.

12

The market price of our common stock may be volatile and may fluctuate in a way that is disproportionate to our operating performance.

Our stock price may experience substantial volatility as a result of a number of factors, including:

●	sales or potential sales of substantial amounts of our common stock;

●	the success of competitive products or technologies;

●	announcements about us or about our competitors, including new product introductions and commercial results;

●	the recruitment or departure of key personnel;

●	developments concerning our licensors or manufacturers;

●	litigation and other developments;

●	actual or anticipated changes in estimates as to financial results, development timelines or recommendations by securities analysts;

●	variations in our financial results or those of companies that are perceived to be similar to us; and

●	general economic, industry and market conditions.

Many of these factors are beyond our control. The stock markets in general, and the market for aeronautic and vehicle companies in particular, have historically experienced extreme price and volume fluctuations. These fluctuations often have been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors could reduce the market price of our common stock, regardless of our actual operating performance.

We have never paid and do not intend to pay cash dividends.

We have never paid cash dividends on any of our capital stock and we currently intend to retain future earnings, if any, to fund the development and growth of our business. As a result, capital appreciation, if any, of our common stock will be our common stockholders’ sole source of gain for the foreseeable future. Under the terms of our existing Articles of Incorporation, we cannot declare, pay or set aside any dividends on shares of any class or series of our capital stock, other than dividends on shares of common stock payable in shares of common stock, unless we pay dividends to the holders of our preferred stock. Additionally, without special stockholder and board approvals, we cannot currently pay or declare dividends and will be limited in our ability to do so until such time, if ever, that we are listed on a stock exchange.

13

Our executive officers and directors have the ability to control all matters submitted to stockholders for approval.

Our executive officers and directors hold collectively 1,295,000,000 shares of our Common Stock, and as such, they would be able to control all matters submitted to our stockholders for approval, as well as our management and affairs. For example, these persons, if they choose to act collectively, would control the election of directors and approval of any merger, consolidation or sale of all or substantially all of our assets. This concentration of voting power could delay or prevent an acquisition of our company on terms that other stockholders may desire.

Provisions in our Articles of Incorporation and by-laws and under Nevada law could make an acquisition of us, which may be beneficial to our stockholders, more difficult and may prevent attempts by our stockholders to replace or remove our current management.

Provisions in our Articles of Incorporation and by-laws, respectively, may discourage, delay or prevent a merger, acquisition or other change in control of us that stockholders may consider favorable, including transactions in which our common stockholders might otherwise receive a premium price for their shares. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock, thereby depressing the market price of our common stock. In addition, because our board of directors is responsible for appointing the members of our management team, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors.

We will incur increased costs as a result of operating as a public reporting company, and our management will be required to devote substantial time to new compliance initiatives.

As a public reporting company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act of 2002 and rules subsequently implemented by the SEC, have imposed various requirements on public companies, including establishment and maintenance of effective disclosure and financial controls and corporate governance practices. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time consuming and costly. For example, we expect that these rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance.

14

Item 2. Financial Information.

Management’s Discussion and Analysis of Financial Condition and Results of Operations.

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and related notes appearing at the end of this Registration Statement. Some of the information contained in this discussion and analysis or set forth elsewhere in this Registration Statement, including information with respect to our plans and strategy for our business and related financing, includes forward-looking statements that involve risks and uncertainties. You should read the “Risk Factors” section of this Registration Statement for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Plan of Operation

The Company, through its subsidiaries, SilverLight Aviation, LLC and Silverlight Electric Vehicle Inc. is actively engaged in the design, development, manufacturing, distribution and marketing of reverse trikes (as of May 2021) and gyrocopters.

To continue operations for the next 12 months we will have a cash need of approximately $500,000. The Company expects that our current cash on hand will meet the expected needs going forward. Should we not be able to fulfill our cash needs through the increase of revenue we will need to raise money through outside investors through convertible notes, debt or similar instrument(s), the Company has no committed external source of funds, and there is no guarantee we would be able to raise such funds. The Company plans to pay off current liabilities through sales and increasing revenue through sales of Company services and or products, or through financing activities as mentioned above.

Results from Operations – For the nine months ended September 30, 2021 as compared to September 30, 2020 (Predecessor and Successor Periods)

The following discussion reflects the financial disclosure of (i) Silverlight Aviation LLC (“SLA LLC”) during the “Predecessor Period” which is the time period up until March 15, 2021 (the date of the closing of the transaction between SLA LLC and 808 Renewable Energy (the “Company”)) and (ii) consolidated financials of 808 Renewable Energy Corporation and SLA LLC during the “Successor Period” (the period after March 15, 2021.  For the nine months ended September 30, 2021, the language below includes the Predecessor Period and Successor Period in total.  For the nine months ended September 30, 2020, the discussion is for SLA LLC only.

Revenue

For the nine months ended September 30, 2021 and 2020, SLA LLC had total sales of $598,175, with $230,491 of sales attributable to the Predecessor Period and $367,684 of sales attributable to the Successor Period, and $645,069 respectively.  The decrease in sales in 2021 was primarily due to the effects of the pandemic and setting up our new facility at Gatewood Corporate Center in Bradenton, Florida. SLA LLC sold six gyroplane kits during the nine months ended September 30, 2021 and ten during the nine months ended September 30, 2020.  SLA LLC currently does not have any new orders for the period after September 30, 2021.

Cost of Sales

Total Cost of Sales for the nine months ended September 30, 2021 was $389,366, with $133,461 of cost of sales for the Predecessor Period and $255,905 for the Successor Period, as compared to $502,522 for the nine months ended September 30, 2020. The decrease in Cost of Sales was due to the decrease cost of goods caused by the pandemic and lower sales.

15

Operating Expenses

Total operating expenses for the nine months ended September 30, 2021 was $279,845 , with $83,594 for the P redecessor P eriod and $196,251 for the S uccessor P eriod, respectively , as compared to $128,252 for the nine months ended September 30, 2020.  The increase was primarily due to the setup of our facilities at the  Gatewood Corporate Center and increased marketing campaigns during the pandemic.

Loss From Operations

As a result of the foregoing, our loss from operations was $71,036, for the period ended September 30, 2021, with 13,436 in net income from the P redecessor P eriod and $ 84,472 in net loss for the S uccessor P eriod, compared with income from operations of $14,295 for the nine months ended September 30, 2020. The increase in our overall loss from operations was primarily due to the ramping up of operations of our gyrocopter, particularly in the S uccessor P eriod.

Other Income (Expense)

Other Income for the period ended September 30, 2021 was $14,902, with $2,007 of expenses from the Predecessor Period and $16,909 of income from the Successor Period, as compared to other expenses of  $2,070 for the period ended September 30, 2020.  Other Income (expense) consists of interest, related party and other income related to forgiveness of Payroll Protection Plan (“PPP”) loans.  Interest expense, related party increased from $7,070 to $ 23,109 for the nine months ended September 30, 2021 as compared to the comparable period in 2020. The increase in interest expense was primarily related to the increase in related party notes payable during the period ended September 30, 2021.  Other income related to forgiveness of PPP loans increased from $5,000 to $37,673. This increase in other income was primarily related to the company qualifying for PPP loan forgiveness during the period ended September 30, 2021 .

Net Income (Loss)

For the period ended September 30, 2021, we had a net loss of $56,134, with $11,429 in net income from the Predecessor Period and $67,563 from the Successor Period, compared to net income of $12,225 for the period ended September 30, 2020. The increase is primarily due to the costs of setting up the sales, operations and manufacturing and facilities for the gyrocopter division.

Liquidity and Capital Resources

As of September 30, 2021, the Company had $1,858,194 in Total Assets, primarily consisting of $670,410 in cash, $216,355 in inventory and $1,201 in receivables, and Other Assets of $970,228. The Company had Total Liabilities of $1,587,716 as of September 30, 2021. Total Assets exceeded Total Liabilities by approximately $270,478 as of September 30, 2021 primarily due the acquisition of the manufacturing facilities.

As of September 30, 2021, the Company has yet to achieve profitable operations, and while the Company hopes to achieve profitable operations in the future, if not it may need to raise capital from stockholders or other sources to sustain operations and to ultimately achieve viable operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s principal sources of liquidity have been cash provided by operating activities, as well as its ability to raise capital. The Company’s operating results for future periods are subject to numerous uncertainties and it is uncertain if the Company will be able to become profitable and continue growth for the foreseeable future. If management is not able to increase revenue and/or manage operating expenses, the Company may not be able to maintain profitability. The Company’s ability to continue in existence is dependent on the Company’s ability to achieve profitable operations.

16

Our cash flows for the period ended September 30, 2021 and 2020 are summarized below:

	Nine months Ending September 30, 2021	Nine months Ending September 30, 2020
Net cash (used by) operating activities	$(292,511)	$(140,432)
Net cash used in investing activities	$(473,394)	$-
Net cash provided by (used in) financing activities	$1,436,315	$19,793
Net Change in Cash	$670,410	$(120,639)
Cash at beginning of year	$-	$125,846
Cash at end of period	$670,410	$5,207

Net Cash Used in Operating Activities

For the period ended September 30, 2021, ($292,511) net cash (used by) operating activities was primarily attributable to setting up operational controls, back-office equipment, and administrative tasks.

Net Cash Used in Investing Activities

For the period ended September 30, 2021, net cash used in investing activities was $473,394 due to the acquisition of the Company’s interest in SLA LLC, as compared to $0 for the period ended September 30, 2020.

Net Cash Provided by Financing Activities

For the period ended September 30, 2021, net cash provided by financing activities was $1,436,315. This was primarily due to a loan by an officer of the Company of $1,029,901. The change was due to increased financing received from related parties.

Results from Operations – For the year ended December 31, 2020 as compared to December 31, 2019

The following discussion reflects the stand-alone financial disclosures of SLA LLC, as presented as part of the audited financials separately from the Company.  SLA LLC financials have been included separately to properly reflect the historical financials for the Predecessor Period for SLA LLC .  Since the Company had no operational activities for the periods included herein, we have included SLA LLC to properly reflect all operational activities for the periods reported here within.

Revenue

For the years ended December 31, 2020 and 2019, SLA LLC had sales of $773,764 and $1,202,866, respectively. The decrease is primarily due to reduction on overall sales due to COVID restrictions.

Operating Expenses

SLA LLC had $162,994 in operating expenses for the year ended December 31, 2020 as compared to $170,322 for the year ended December 31, 2019. The decrease in operating expenses was due to a decrease of business activities.

17

Loss From Operations

As a result of the foregoing, income from operations was $5,494, for the year ended December 31, 2019, compared with loss from operations of $28,861, for the year ended December 31, 2020. The increase in our overall loss from operations was a result of an increase in administrative costs.

Net Income (Loss)

For the year ended December 31, 2020 SLA LLC had net loss of approximately $33,047 compared to a net loss of $7,439 for the year ended December 31, 2019, a decrease of $25,633. The decrease is primarily due to a decrease in activities, particularly related to reduction of sales and marketing activities related to COVID related restrictions.

Liquidity and Capital Resources

As of December 31, 2020 and 2019, SLA LLC had $244,069 and $292,246 in Total Assets, respectively.

As of December 31, 2020, SLA LLC has yet to achieve profitable operations, and while SLA LLC hopes to achieve profitable operations in the future, if not it may need to raise capital from stockholders or other sources to sustain operations and to ultimately achieve viable operations. These factors raise substantial doubt about SLA LLC’s ability to continue as a going concern. SLA LLC’s principal sources of liquidity have been cash provided by operating activities, as well as its ability to raise capital. SLA LLC’s operating results for future periods are subject to numerous uncertainties and it is uncertain if SLA LLC will be able to become profitable and continue growth for the foreseeable future. If management is not able to increase revenue and/or manage operating expenses, SLA LLC may not be able to maintain profitability. SLA LLC’s ability to continue in existence is dependent on the SLA LLC’s ability to achieve profitable operations.

To continue operations for the next 12 months we will have a cash need of approximately $500,000. Should we not be able to fulfill our cash needs through the increase of revenue we will need to raise money through outside investors through convertible notes, debt or similar instrument(s), SLA LLC has no committed external source of funds, and there is no guarantee we would be able to raise such funds. SLA LLC plans to pay off current liabilities through sales and increasing revenue through sales of Company services and or products, or through financing activities as mentioned above.

Net Cash Used in Operating Activities

For the year ended December 31, 2020, $54,930 net cash used in operating activities was primarily attributable to loss from operations, financed by an increase in accounts payable and accrued liabilities. For the year ended December 31, 2019, $107,888 net cash provided by operating activities was due to increase in administrative expenses.

18

Net Cash Provided by Financing Activities

For the year ended December 31, 2020, net cash provided by financing activities was $77,953 as compared to $7,117 for the year ended December 31, 2019. The change was due to increase in loans PPP and EIDL.

Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Notes to the Consolidated Financial Statements describes the significant accounting policies and methods used in the preparation of the Consolidated Financial Statements. Estimates are used for, but not limited to, contingencies and taxes. Actual results could differ materially from those estimates. The following critical accounting policies are impacted significantly by judgments, assumptions, and estimates used in the preparation of the Consolidated Financial Statements.

Loss Contingencies

The Company is subject to various loss contingencies arising in the ordinary course of business. The Company considers the likelihood of loss or impairment of an asset or the incurrence of a liability, as well as its ability to reasonably estimate the amount of loss in determining loss contingencies. An estimated loss contingency is accrued when management concludes that it is probable that an asset has been impaired or a liability has been incurred and the amount of the loss can be reasonably estimated. The Company regularly evaluates current information available to us to determine whether such accruals should be adjusted.

Income Taxes

The Company recognizes deferred tax assets (future tax benefits) and liabilities for the expected future tax consequences of temporary differences between the book carrying amounts and the tax basis of assets and liabilities. The deferred tax assets and liabilities represent the expected future tax return consequences of those differences, which are expected to be either deductible or taxable when the assets and liabilities are recovered or settled.

Recent Accounting Pronouncements

See Note 2 of the consolidated financial statements for discussion of Recent Accounting Pronouncements.

19

Off-Balance Sheet Arrangements

We are not currently a party to, or otherwise involved with, any off-balance sheet arrangements that have or are reasonably likely to have a current or future material effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Recently Adopted Accounting Standards

In May 2014, the FASB issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers: Topic 606, or ASU 2014-09. ASU 2014-09 establishes the principles for recognizing revenue and develops a common revenue standard for U.S. GAAP. The standard outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance. In applying the new revenue recognition model to contracts with customers, an entity: (1) identifies the contract(s) with a customer; (2) identifies the performance obligations in the contract(s); (3) determines the transaction price; (4) allocates the transaction price to the performance obligations in the contract(s); and (5) recognizes revenue when (or as) the entity satisfies a performance obligation. The accounting standards update applies to all contracts with customers except those that are within the scope of other topics in the FASB Accounting Standards Codification. The accounting standards update also requires significantly expanded quantitative and qualitative disclosures regarding the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers. This guidance is effective for fiscal years and interim periods within those years beginning after December 15, 2017. The Company adopted ASU 2014-09 effective January 1, 2018. The adoption of this standard had no material impact on the Company’s financial statements.

Item 3. Properties.

Currently the Company utilizes offices in the Gatewood Corporate Center, Florida, which occupies approximately 12,000 square feet, at a base monthly rent of $2,800, until May 2024. The Company leases this property The location will be used for the exhibition of the reverse trikes and gyrocopters, and will also have space for assembly of the vehicles.

Our office at Zephyrhills, Florida, occupies approximately 10,000 square feet of hanger space. The location is used for manufacturing parts for our AR-1 gyrocopters, and some customized assemblies. This location is being provided to the Company by the President of the Company free of charge.

20

Item 4. Security Ownership of Certain Beneficial Owners and Management.

The following tables set forth, as of September 30, 2021, certain information concerning the beneficial ownership of our capital stock, including our common stock by:

●	each stockholder known by us to own beneficially 5% or more of any class of our outstanding stock;

●	each director;

●	each named executive officer;

●	all of our executive officers and directors as a group; and

●	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of any class of our outstanding stock.

As of September 30, 2021, the Company had authorized 2,500,000,000 shares of common stock and 20,000,000 shares of Preferred Stock. There were 1,395,221,422 shares of common stock and 0 shares of Preferred Stock outstanding as of September 30, 2021.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to our common stock. Shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of September 30, 2021 are considered outstanding and beneficially owned by the person holding the options for the purpose of calculating the percentage ownership of that person but not for the purpose of calculating the percentage ownership of any other person. Except as otherwise noted, we believe the persons and entities in this table have sole voting and investing power with respect to all of the shares of our common stock beneficially owned by them, subject to community property laws, where applicable.

Security Ownership of Management

Title of Class	Name and Address of Beneficial Owner	Amount and nature of beneficial ownership		Percent of Class
Common Stock	David Chen	1,295,000,000	(1)	92.8%
	Peter Yaugh Chen	0		0
	Executive Officers and Directors as a Group (2 persons)	1,295,000,000		92.8%

(1)	Shares are held in the name American Software Capital Inc., and entity of which David Chen is the President.

21

Item 5. Directors and Executive Officers.

The names, positions, terms, and periods served of the Company’s present directors are set forth in the following table:

Name	Positions	Period of Service Began
David Chen	Chairman of the Board/CEO/President	2/11/2021
Peter Yaugh Chen	Director/CFO	2/11/2021

There are no agreements with respect to electing directors. The Board of Directors appoints officers annually and each executive officer serves at the discretion of the Board of Directors.

Director and Officer Biographical Information

David Chen – Chairman of the Board/CEO/President

David Chen has served as Chief Operating Officer of XT Energy Group, Inc. from July 2018 to March 2020. He has served as Executive Director, President and Chief Executive Officer of ASC, since July 2017, as Executive Director of Asia Pacific at Federal Aerospace Holdings Group, a general aviation development company since September 2015, as President of Sino Tech Jiu-Ding Energy Development Co., Ltd., a shale oil technology company, since May 2016, and as President of Inner Mongolia Aero Motor Group, a low-speed electric vehicle manufacturing company, since December 2017. He previously served as President of American Franchise Development Group from May 1998 to March 2008, and as Property Claims Manager at Transtate Insurance Company, a New York State Property & Casualty Insurer from June 1991 to July 1998. Mr. Chen received a master’s degree in Asian Studies from St. John’s University and an Executive degree in business administration from Tuck School of Business at Dartmouth. Mr. Chen obtained his bachelor’s degree in computer science from Southern Connecticut State University. Mr. Chen has received numerous awards for his business achievement, such as Minority Retailer of the Year in 2006 by U.S. Department of Commerce, Minority Business Development Agency, Overseas Chinese Model Businessman of the Year in 2006 by Republic of China (Taiwan), Businessman of the Year in 2007 by National Republican Congressional Committee Business Advisory Committee.

Peter Yaugh Chen – Director/CFO

Peter Yaugh Chen served as the Vice President, Development Operations as well as director of Development Operations at MiMedia, Inc. since 2014. Peter serves as Director and Executive Vice President of American Software Capital Inc. Peter is the brother of David Chen.

22

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past ten years:

(1) had a petition under the Federal bankruptcy laws or any state insolvency law filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

(2) has been convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

(3) has been the subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, the following activities:

(i) Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

(ii) Engaging in any type of business practice; or

(iii) Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws;

(4) has been the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in (3)(i) above, or to be associated with persons engaged in any such activity;

(5) has been found by a court of competent jurisdiction in a civil action or by the Commission to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated;

(6) has been found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;

23

(7) has been the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:

(i) Any Federal or State securities or commodities law or regulation; or

(ii) Any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or

(iii) Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

(8) has been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Conflicts of Interest – General

Our directors and officers are, or may become, in their individual capacities, officers, directors, controlling shareholder and/or partners of other entities engaged in a variety of businesses. Thus, there exist potential conflicts of interest including, among other things, time, efforts and corporation opportunity, involved in participation with such other business entities. While the officers and directors of our business are engaged full time in our business activities, the amount of time they devote to other business may be up to approximately 15 hours per week.

Conflicts of Interest – Corporate Opportunities

Certain of our officers and directors may be directors and/or principal stockholders of other companies and, therefore, could face conflicts of interest with respect to potential acquisitions. In addition, our officers and directors may in the future participate in business ventures, which could be deemed to compete directly with us. Additional conflicts of interest and non-arms length transactions may also arise in the future in the event our officers or directors are involved in the management of any firm with which we transact business. Our Board of Directors has adopted a policy that we will not seek a merger with, or acquisition of, any entity in which management serve as officers or directors, or in which they or their family members own or hold a controlling ownership interest. Although the Board of Directors could elect to change this policy, the Board of Directors has no present intention to do so.

24

Our officers and directors may actively negotiate or otherwise consent to the purchase of a portion of their common stock as a condition to, or in connection with, a proposed merger or acquisition transaction. It is anticipated that a substantial premium over the initial cost of such shares may be paid by the purchaser in conjunction with any sale of shares by our officers and directors which is made as a condition to, or in connection with, a proposed merger or acquisition transaction. The fact that a substantial premium may be paid to our officers and directors to acquire their shares creates a potential conflict of interest for them in satisfying their fiduciary duties to us and our other stockholders. Even though such a sale could result in a substantial profit to them, they would be legally required to make the decision based upon the best interests of us and our other stockholders, rather than their own personal pecuniary benefit.

Committees of the Board of Directors

We are managed under the direction of our board of directors. The board of directors has no nominating, auditing committee or a compensation committee. Therefore, the selection of person or election to the board of directors was neither independently made nor negotiated at arm’s length.

Executive Committee

The members of the Board of Directors serve as our executive committee.

Audit Committee

The members of the Board of Directors serve as our audit committee and as such our audit committee is not considered to have independent members or to be independent.

25

Item 6. Executive Compensation.

Summary Compensation Table

The following table sets forth, for the fiscal years ended December 31, 2020 and December 31, 2019, certain information regarding the compensation earned by the Company’s named executive officers.

Summary Compensation Table

Name and Principal Position (5)	Fiscal Year Ended December 31,	Salary ($)	Total ($)
David Chen, Chairman, CEO, President (1)	2020	$0	$0
	2021	0	0

Peter Yaugh Chen, CFO, Director (2)	2020	0	0
	2021	0	0

William Bossung (3)	2020	$0	$0
	2021	0	0

(1)	David Chen was named Chairman, CEO and President February 11, 2021.
(2)	Peter Yaugh Chen was named Director and CFO February 11, 2021.
(3)	Mr. Bossung served as an officer and director of the Company until resignation on February 11, 2021.

Director Compensation

Directors do not receive compensation for serving as a Director of the Company.

Employment Agreements

The Company does not have any written or oral agreements with any of its executive officers regarding compensation.

Stock Option Plan and other Employee Benefits Plans

The Company does not maintain a Stock Option Plan or other Employee Benefit Plans.

Overview of Compensation Program

We currently do not maintain a Compensation Committee of the Board of Directors. Until a formal committee is established, our entire Board of Directors has responsibility for establishing, implementing and continually monitoring adherence with the Company’s compensation philosophy. The Board of Directors ensures that the total compensation paid to the executives is fair, reasonable, and competitive.

26

Compensation Philosophy and Objectives

The Board of Directors believes that the most effective executive compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals by the Company and that aligns executives’ interests with those of the stockholders by rewarding performance above established goals, with the ultimate objective of improving stockholder value. As a result of the size of the Company, the Board evaluates both performance and compensation on an informal basis. Upon hiring additional executives, the Board intends to establish a Compensation Committee to evaluate both performance and compensation to ensure that the Company maintains its ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative.

Role of Executive Officers In Compensation Decisions

The Board of Directors makes all compensation decisions for, and approves recommendations regarding equity awards to, the executive officers and directors of the Company.

Item 7. Certain Relationships and Related Transactions, and Director Independence.

Transactions with Related Persons

Amounts due to a related party are for advances made by an officer and controlling stockholder of the Company. The balance due of $147,583 as at December 31, 2020 is presented as due to related parties in the accompanying consolidated balance sheet. The amounts due are non-interest bearing and payable upon demand.

Promoters and Certain Control Persons

None.

List of Parents

None.

Director Independence

The Company has no independent directors.

27

Item 8. Legal Proceedings.

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. Except for an SEC action (the “SEC Action”) against the Company and certain former officers and individuals in 2016, in which certain individuals have been the subject of a judgment, we are not presently a party to any material litigation, nor to the knowledge of management is any litigation threatened against us, which may materially affect us. The SEC Action alleges that certain former officers and individuals committed violations of violate, Section 10(b) of the Exchange Act, having engaged in a fraudulent and unregistered offer and sale of securities, having allegedly made material misrepresentations, false statements as well as misappropriating funds. The SEC has obtained judgements against the individual and corporate defendants (not including the Company) barring these people from engaging in penny stock companies, permanently restrained from 10(b)-5 violations, as well as monetary judgements.

Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.

Market Information

The Common Stock of the Company is currently trading on the Pink Sheets under the symbol “RNWR.” The following information reflects the high and low bid prices of the Company’s common stock on the Pink Sheets for the last two fiscal years ended December 31, 2020 and subsequent quarters ended March 31, 2021, and June 30, 2021:

Quarterly period	High	Low
F iscal year ended December 31, 2021
First Quarter	$0.7699	$0.0181
Second Quarter	$0.3565	$0.1000
Third Quarter	$0.2000	$0.1540
Fourth Quarter	$0.2000	$0.1100

Fiscal year ended December 31, 2020:
First Quarter	$0.0369	$0.0052
Second Quarter	$0.0378	$0.0053
Third Quarter	$0.0297	$0.0066
Fourth Quarter	$0.0492	$0.0104

Fiscal year ended December 31, 2019:
First Quarter	$0.1610	$0.0330
Second Quarter	$0.1100	$0.0500
Third Quarter	$0.2000	$0.0600
Fourth Quarter	$0.0950	$0.0048

Holders

As of September 30, 2021, there were 1,395,221,422 shares of common stock outstanding, which were held by approximately 525 record holders.

Dividends

We have never paid cash dividends on any of our capital stock and we currently intend to retain our future earnings, if any, to fund the development and growth of our business. We do not intend to pay cash dividends to holders of our common stock in the foreseeable future.

Securities Authorized for Issuance under Equity Compensation Plans

The Company does not currently maintain any Equity Compensation Plans.

28

Item 10. Recent Sales of Unregistered Securities.

Set forth below is information regarding shares of common stock, and preferred stock issued, and options granted, by us during the last two fiscal years, that were not registered under the Securities Act. Also included is the consideration, if any, received by us, for such shares and options and information relating to the Securities Act, or rule of the SEC, under which exemption from registration was claimed.

Effective February 11, 2021, the Company agreed as part of a Stock Purchase Agreement to sell 1,295,000,000 shares of its $0.00001 par value common stock to American Software Capital, Inc. (“ASCI”) in exchange for $80,000 in cash. ASCI is controlled by David Chen, an officer and director of the Company.

Item 11. Description of Registrant’s Securities to be Registered.

We are registering on this Registration Statement only our common stock, the terms of which are described below. As of September 30, 2021, we had 2,500,000,000 authorized shares of common stock, par value $0.00001 per share and we had 20,000,000 authorized shares of preferred stock, par value $0.00001 per share. However, because we have preferred stock authorized, none of which is currently outstanding, but can be issued following the effectiveness of this Registration Statement, we also describe below the terms of our preferred stock to the extent such terms qualify the rights of our common stock.

Common Stock

Subject to the voting rights of the Company’s preferred stock, at any meeting of the shareholders, every shareholder of common stock is entitled to vote and may vote in person or by proxy authorized by an instrument in writing filed in accordance with the procedure established for the meeting.

Each shareholder shall have one vote for every share of stock entitled to vote, which is registered in his name on the record date for the meeting, except as otherwise required by law or the Articles of Incorporation.

All elections of directors shall be determined by a plurality of the votes cast by the holders of shares entitled to vote in the election of directors at a meeting of shareholders at which a quorum is present. Except as otherwise required by law or the Articles of Incorporation, all matters other than the election of directors shall be determined by the affirmative vote of the holders of a majority of the shares entitled to vote on that matter and represented in person or by proxy at a meeting of shareholders at which a quorum is present.

The Company’s Articles of Incorporation does not provide for cumulative voting or preemptive rights.

Preferred Stock

No shares of Preferred Stock are outstanding as of September 30, 2021, December 31, 2020, September 30, 2020 and December 31, 2019. Below is a brief description of the material rights and preferences of the two classes of authorized preferred stock (a full description of the material rights and preferences of each Series of Preferred Stock is contained in the respective Certificate of Designations for such Series contained as an exhibit hereto).

There are 20,000,000 shares of preferred stock designated as “Series D Preferred Stock” none of which are outstanding. The Series D Preferred Stock holders are entitled to receive cumulative quarterly dividends at the rate of $0.15 per share per annum and will share in any liquidation, or dissolution, preference to any other distribution to the holders of common shares, an amount equal to $1.25 for each outstanding share. The holders of the Series D Preferred Stock shall have the right to convert, at their option, 24 months after the date of issuance, into common shares at a price equivalent to 40% of the Company’s average market price for ten trading days prior to conversion. The Series D Preferred Stock will automatically convert to common stock upon the earlier of (i) 24 months from the purchase date or (ii) the date specified by written consent or agreement of the holders of a majority of the outstanding shares of Series D Preferred Stock.

On November 14, 2018, the Board of Directors established the Series F Preferred Stock, consisting of 1,500,000 shares with a par value of $0.001 per share. The Series F Preferred Stock shareholders shall have the right, at their option, at any time at the date of issuance, into common shares of the Company equal to 0.00006% of the total issued and outstanding share of common stock of the Company upon conversion, the number of common shares to be issued shall represent the same percentage of the issued and outstanding shares of common stock that the Series F Preferred Stock holder had prior to conversion.

29

Item 12. Indemnification of Directors and Officers.

The Company’s directors and executive officers are indemnified as provided by the Nevada General Corporation Law and our Articles of Incorporation. These provisions state that certain persons (hereinafter called “lndemnitees”) may be indemnified by a Nevada corporation pursuant to the provisions of applicable law, namely, any person (or the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The Company will indemnify the Indemnitees in each and every situation where the Company is obligated to make such indemnification pursuant to the aforesaid statutory provisions. The Company will also indemnify the Indemnitees in each and every situation where, under the aforesaid statutory provisions, the Company is not obligated, but is nevertheless permitted or empowered, to make such indemnification. Before making such indemnification with respect to any situation covered under the foregoing sentence, the Company will make a determination as to whether each Indemnitee acted in good faith and in a manner such Indemnitee reasonably believed to be in or not opposed to the best interests of the Company, and, in the case of any criminal action or proceeding, had no reasonable cause to believe that such Indemnitee’s conduct was unlawful. No such indemnification shall be made (where not required by statute) unless it is determined that such Indemnitee acted in good faith and in a manner such Indemnitee reasonably believed to be in or not opposed to the best interests of the Company, and, in the case of any criminal action or proceeding, had no reasonable cause to believe that such Indemnitee’s conduct was unlawful.

Item 13. Financial Statements and Supplementary Data.

The information required by this item may be found beginning on page F-1 of this Registration Statement and are incorporated herein by reference.

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

We have had no disagreements with our independent auditors on accounting or financial disclosures.

30

Item 15. Financial Statements and Exhibits.

(a)	Financial Statements

808 RENEWABLE ENERGY CORPORATION AND SUBSIDIARY

CONSOLIDATED FINANCIAL STATEMENTS

31

Gries & Associates, LLC Certified Public Accountants 400 South Colorado Blvd, Ste 870 Denver, Colorado 80246

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
808 Renewable Energy Corporation

Opinion on the Financial Statements

We have audited the accompanying balance sheets of 808 Renewable Energy Corporation (the “Company”) as of December 31, 2020 and 2019, and the related statements of operations, stockholders’ deficit and cash flows for the years then ended and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the period then ended in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion

Going Concern Uncertainty

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 2 to the financial statements, the Company has incurred losses since inception of $23,681,221. This creates an uncertainty as to the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Emphasis of Matters-Risks and Uncertainties

The Company is not able to predict the ultimate impact that COVID -19 will have on its business. However, if the current economic conditions continue, the pandemic could have an adverse impact on the economies and financial markets of many countries, including the geographical area in which the Company plans to operate.

Emphasis of Matters-Predecessor and Successor Reporting

The Company reporting for the years ended December 31, 2020 and 2019, and the period ended September 30, 2020 are reporting 808 Renewable Energy Corporation on a stand-alone basis. The presentation for 808 Renewable Energy stand-alone basis is for informational purposes.  After the transaction date of March 15, 2021, the Successor Period includes the consolidated financial statements of the Company and SLA LLC as part of the financial statements presented.

/s/ Gries & Associates, LLC

We have served as the Company’s auditor since 2021.

Denver, Colorado December 30, 2021

blaze@griesandassociates.com 400 South Colorado Blvd, Suite 870, Denver, Colorado 80246 (O)720-464-2875 (M)773-255-5631 (F)720-222-5846

F-1

808 Renewable Energy Corporation and Subsidiary

Consolidated Balance Sheets

	Successor Period September 30,	December 31,	September 30,	December 31,
	2021	2020	2020	2019
	(Unaudited)		(Unaudited)
ASSETS
Current assets
Cash in bank	$670,410	$-	$-	$-
Inventory	216,355	-	-	-
Receivables - related party	-	-	-	1,980
Receivables - other	1,201	-	-	-
Total current assets	887,966	-	-	1,980
Other assets
Goodwill	693,142	-	-	-
Furniture and Equipment, net of accumulated depreciation of $89,057	198,800	-	-	-
Intangible asset, net of accumulated amortization of $26,350 and $24,800, respectively, at December 31, 2020 and 2019 and $29,450 and $23,250, respectively, at September 30, 2021 and 2020	76,286	-	-	-
Deposits	2,000	-	-	-
Total other assets	970,228	-	-	-
Total assets	$1,858,194	$-	$-	$1,980

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Current liabilities
Accounts payable	$-	$-	$-	$-
Customer Deposits	-	-	-	-
Accrued liabilities	66,359	-	-	-
Accrued liabilities, related party	52,905	3,678	3,678	-
Loans payable, related party	370,488	-	-	-
Total current liabilities	489,752	3,678	3,678	-
Long-term liabilities
Note payable, related party	1,029,901	-	-	-
Note payable - EIDL	30,328	-	-	-
Note payable - PPP	37,735	-	-	-
Total long-term liabilities	1,097,964	-	-	-
Total liabilities	1,587,716	3,678	3,678	-

Commitments and Contingencies	-	-	-	-

STOCKHOLDERS' EQUITY
Preferred stock, $0.00001 and $0.001 par value, respectively; 20,000,000 shares authorized; none issued and outstanding at September 30, 2021, December 31, 2020, September 30, 2020 and December 31, 2019	-	-	-	-
Common stock, $0.00001 par value and $0.001 par value, respectively; 2,500,000,000 shares authorized; 1,395,221,422 issued and outstanding at September 30, 2021 and 196,721,427 issued and outstanding as of December 31, 2020, September 30, 2020 and December 31, 2019, respectively	13,952	196,721	196,721	196,721
Additional paid in capital	23,775,805	23,480,822	23,480,822	23,480,822
Accumulated deficit	(23,749,599)	(23,681,221)	(23,681,221)	(23,675,563)
Non-controlling interest	230,320	-	-	-
Total stockholders' equity (deficit)	270,478	(3,678)	(3,678)	(1,980)

Total liabilities and stockholders' equity	$1,858,194	$-	$-	$1,980

The accompanying notes are an integral part of these financial statements.

F-2

808 Renewable Energy Corporation and Subsidiary
Consolidated Statements of Operations

	January 1, 2021 through	Successor Period March 16, 2021 through	Nine Months Ended September 30,		Twelve Months Ended December 31,
	March 15, 2021	September 30, 2021	Total 2021**	2020	2020		2019
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Sales, net of allowances	$-	367,684	367,684	$-		$-		$-

Cost of Sales
Purchases	-	195,686	195,686	-		-		-
Labor	-	60,219	60,219	-		-		-
Total cost of sales	-	255,905	255,905	-		-		-
Gross profit	-	111,779	111,779	-		-		-

Operating expenses
Amortization	-	3,364	3,364	-		-		-
Professional fees - accounting	7,556	31,044	38,600	-		-		-
Rent	-	19,690	19,690	-		-		-
Salaries	-	79,709	79,709	-		-		-
Research and Development	-	22,164	22,164	-		-		-
General and administrative - other	11,456	40,280	51,736	5,658		5,658		50,000
Total operating expenses	19,012	196,251	215,263	5,658		5,658		50,000

Net Income (Loss) from operations	(19,012)	(84,472)	(103,484)	(5,658)		(5,658)		(50,000)

Other (expenses)
Interest, related party	(2,548)	(21,091)	(23,639)	-		-		-
Other income	-	38,000	38,000	-		-		-

Net Income (Loss) before income taxes	(21,560)	(67,563)	(89,123)	(5,658)		(5,658)		(50,000)

Income taxes	-	-	-	-		-		-

Net Income (Loss) before non-controlling interest	(21,560)	(67,563)	(89,123)	(5,658)		(5,658)		(50,000)

Less non-controlling interest	-	(20,745)	(20,745)

Net income (loss)	(21,560)	(46,818)	(68,378)	(5,658)		(5,658)		(50,000)

Net loss per common share
Basic and diluted	$ *	*	*	$ *	$	*	$	*

Weighted average number of common shares
Basic and diluted	-	6,718,446,96 2	8,033,606, 763	196,721,427		196,721,427		196,721,427

* Net loss is less than $0.01 per share.

** Includes the consolidated financial statements of the Company during the nine month period through September 30, 2021, and SLA LLC during the period March 16, 2021 through September 30, 2021.

The accompanying notes are an integral part of these financial statements.

F-3

808 Renewable Energy Corporation and Subsidiary

Consolidated Statement of Stockholders' Equity

	Preferred Stock Series D		Preferred Stock Series F		Common Stock		Additional		Non-	Total Stockholders'
	No Par Value		$0.001 Par Value		$0.00001 Par Value		Paid-in	Accumulated	controlling	Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	(Deficit)	Interest	(deficit)

BALANCES, January 1, 2019	-	$-	-	$-	196,721,427	$196,721	$23,480,822	$(23,625,563)	$-	$51,980
Net loss for the period								(50,000)	-	(50,000)
BALANCES, December 31, 2019	-	-	-	-	196,721,427	196,721	23,480,822	(23,675,563)	-	1,980
Net loss for the period								(5,658)	-	(5,658)
Balances, September 30, 2020	-	-	-	-	196,721,427	196,721	23,480,822	(23,681,221)	-	(3,678)

Balances December 31, 2019					196,721,427	196,721	23,480,822	(23,675,563)	-	1,980
Net loss for the period	-	-	-	-				(5,658)	-	(5,658)
Balances December 31, 2020	-	-	-	-	196,721,427	196,721	23,480,822	(23,681,221)	-	(3,678)
Repurchase of common shares for cash					(96,500,005)	(965)	(72,849)			(73,814)
Change in value of common shares						(194,754)	194,754			-
Sale of common shares for cash	-	-	-	-	1,295,000,000	12,950	67,050		-	80,000
Acquisition of SLA LLC non-controlling interest									251,065	251,065

Net loss for the period	-	-	-	-	-	-	-	(68,378)	(20,745)	(68,378)
BALANCES, September 30, 2021	-	$-	-	$-	1,395,221,422	$13,952	$23,669,777	$(23,749,599)	$230,320	$164,450

The accompanying notes are an integral part of these financial statements.

F-4

808 Renewable Energy Corporation and Subsidiary

Consolidated Statements of Cash Flows

	Nine Months Ended September 30,		Twelve Months Ended December 31,
	2021	2020	2020	2019
	(Unaudited)	(Unaudited)
OPERATING ACTIVITIES
Net loss from continuing operations attributable to common stockholders	$(68,378)	$(5,658)	$(5,658)	$(50,000)
Adjustments to reconcile net loss to net cash
flows used in operating activities:
Amortization	3,100	-	-	-
Forgiveness of PPP Loan	(37,673)
Non-controlling interest	(20,745)	-	-	-
Changes in:
Inventory	(191,355)	-	-	-
Accounts Receivable	1,181	-	-	-
Customer Deposits	-	-	-	-
Accrued liabilities, related party	21,359	-	-	-

Net cash used by operating activities	(292,511)	(5,658)	(5,658)	(50,000)

INVESTING ACTIVITIES
Purchase of assets - other	(16,536)	-	-	-
Purchase of molds from Asset Purchase Agreement	(150,000)
Purchase of subsidiary net assets acquired	(306,858)	-	-	-
Net cash used in investing activities	(473,394)	-		-

FINANCING ACTIVITIES
Proceeds from EIDL	605	-	-	-

Sale of common shares	80,000	-	-	-

Repurchase of common shares	(73,814)
Loans from related party, net of repayment	1,429,524	5,658	5,658	50,000
Net cash provided by financing activities	1,436,315	5,658	5,658	50,000

NET CHANGE IN CASH	670,410	-	-	-

CASH, Beginning	-	-	-	-

CASH, Ending	$670,410	$-	$-	$-

SUPPLEMENTAL SCHEDULE OF CASH FLOW INFORMATION:
Interest paid	$-	$-	$-	$-
Income taxes paid	$-	$-	$-	$-
Forgiveness of PPP loan	$37,673	$-	$-	$-

The accompanying notes are an integral part of these financial statements.

F-5

Note 1 – Organization and History

On May 13, 2009, 808 Renewable Energy Corporation, (the “Company”), was incorporated in Nevada as Tri-Energy, Inc. for the purpose of acquiring and managing renewable energy products.

On or around March 2016, the Company failed to file reports with the Securities and Exchange Commission and has since abandoned and ceased all operations. A shareholder and affiliate of the officer/director of the Company filed with the court in Nevada a petition to act as the custodian for the Company and was granted such authority in September 2018. The custodian paid outstanding debts of the Company and filed the necessary documents to bring the Company into compliance with state authority and to maintain such compliance. On July 19, 2019, the shareholder was removed as custodian of the Company. See Note 3 – Debt.

On March 15, 2021, the Company acquired fifty-five percent (55%) of the membership interest in SilverLight Aviation LLC (“SLA LLC”), a Florida limited liability company, that has been in business for approximately ten years and specializes in the design, manufacture and sale of gyroplane kits to the general public throughout the United States. See Note 4 – Significant Acquisition.

On May 3, 2021 the Company entered into an Asset Purchase Agreement to acquire certain assets in the Trike field from Atelier de Motelage RB, Inc. in exchange for an aggregate of One Hundred Ninety Five Thousand ($195,000) Dollars. The acquired assets include: 15 Venom SS molds, Venom SS Frame Jig, 16 Arrow Molds, Arrow Frame Jig, 20 Arrow S molds, convertible prototype body, convertible prototype frame and Arrow Demo model.  As of September 30, 2021 the Company has paid $150,000 as part of the agreement.  The remaining $45,000 will be realized through purchases of product from the Company when the sales operations for Silverlight Electric Vehicle are initiated.  The balance outstanding is reflected in accrued liabilities as of September 30, 2021.

Note 2 – Summary of Significant Accounting Policies

Principles of Consolidation

As part of the acquisition of SLA LLC, the Company has separated the financial statements presented between predecessor and successor periods.  The ”P redecessor ” pursuant to Rule 12b-2 of Regulation 12B, is SLA LLC, which is presented on pages F-13 to F-22.

The accompanying balance sheet at September 30, 2021 and the statement of operations, statement of stockholders’ equity and the statement of cash flows for the nine months ended September 30, 2021 include the accounts of 808 Renewable Energy Corporation and its fifty-five (55%) percent ownership in SLA LLC. The operations for the period ended September 30, 2021 have been properly allocated between the Company stand alone and successor periods. The Predecessor financial statements have been presented for SLA LLC as part of financial statements at F-13 to F-22. The Company stand alone financial statements are presented for the accompanying balance sheet at December 31, 2020 and 2019, respectively, and the statement of operations and the statement of cash flows for the nine months ended September 30, 2020. All intercompany balances have been eliminated during consolidation.

Use of Estimates in the Preparation of Consolidated Financial Statements

The preparation of consolidated financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. Significant estimates include the fair value of assets and liabilities, income taxes and the valuation allowances related to deferred tax assets and contingencies.

F-6

Revenue recognition

The Company follows the provisions of Accounting Standards Update (“ASU”) No. 2014 - 09, Revenue from Contracts with Customers (Topic 606), using the full retrospective transition method. The Company’s adoption of ASU 2014 - 09 did not have a material impact on the amount and timing of revenue recognized in its consolidated financial statements.

Under ASU 2014 - 09, the Company recognizes revenue when control of the promised services is transferred to customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those services.

The Company derives its revenues from the sale of gyroplane kits to the general public. The Company applies the following five steps in order to determine the appropriate amount of revenue to be recognized as it fulfills its obligations under each of its contracts:

Identify the contract with a customer;

Identify the performance obligations in the contract;

Determine the transaction price;

Allocate the transaction price to performance obligations in the contract; and

Recognize revenue as the performance obligation is satisfied.

Impairment of Long-Lived Assets

In accordance with authoritative guidance on accounting for the impairment or disposal of long-lived assets, as set forth in Topic 360 of the ASC, the Company assesses the recoverability of the carrying value of its long-lived assets when events occur that indicate an impairment in value may exist. An impairment loss is indicated if the sum of the expected undiscounted future net cash flows is less than the carrying amount of the assets. If this occurs, an impairment loss is recognized for the amount by which the carrying amount of the assets exceeds the estimated fair value of the assets.

Other Comprehensive Loss

The Company has no material components of other comprehensive loss and accordingly, net loss is equal to comprehensive loss for the period.

Income Taxes

The Company uses the liability method of accounting for income taxes under which deferred tax assets and liabilities are recognized for the future tax consequences of temporary differences between the accounting bases and the tax bases of the Company’s assets and liabilities. The deferred tax assets are computed using enacted tax rates in effect for the year in which the temporary differences are expected to reverse.

F-7

The Company’s deferred income taxes include certain future tax benefits. The Company records a valuation allowance against any portion of those deferred income tax assets when it believes, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred income tax asset will not be realized.

The Company has adopted ASC guidance regarding accounting for uncertainty in income taxes. This guidance clarifies the accounting for income taxes by prescribing the minimum recognition threshold an income tax position is required to meet before being recognized in the consolidated financial statements and applies to all income tax positions. Each income tax position is assessed using a two-step process. A determination is first made as to whether it is more likely than not that the income tax position will be sustained, based upon technical merits, upon examination by the taxing authorities. If the income tax position is expected to meet the more likely than not criteria, the benefit recorded in the consolidated financial statements equals the largest amount that is greater than 50% likely to be realized upon its ultimate settlement. At September 30, 2021, December 31, 2020, September 30, 2020 and December 31, 2019 there were no uncertain tax positions that required accrual.

Business Combination

The Company accounts for acquisitions in accordance with guidance found in ASC 805, Business Combinations. The guidance requires consideration given, including contingent consideration, assets acquired and liabilities assumed to be valued at their fair values at the date of acquisition. The guidance further provides that acquisition costs will generally be expenses as incurred and changes in deferred tax asset valuations and income tax uncertainties after the acquisition date generally will affect income tax expense.

ASC 805 requires that any excess of purchase price over the fair value of assets acquired, including identifiable intangibles and liabilities assumed be recognized as goodwill and any excess of fair value of acquired net assets, including identifiable intangible assets over the acquisition consideration results in a gain from bargain purchase. Prior to recording a gain, the acquiring entity must reassess whether assets acquired and assumed liabilities have been identified and recognized and perform re-measurements to verify that the consideration paid, assets acquired and liabilities assumed have been properly valued.

Goodwill

In accordance with generally accepted accounting principles, goodwill cannot be amortized, however, it must be tested annually for impairment. This impairment test is calculated at the reporting unit level. The goodwill impairment test has two steps. The first identifies potential impairments by comparing the fair value of a reporting unit with its book value, including goodwill. If the fair value of the reporting unit exceeds the carrying amount, goodwill is not impaired and the second step is not necessary. If the carrying value exceeds the fair value, the second step calculates the possible impairment loss by comparing the implied fair value of goodwill with the carrying amount. If the implied goodwill is less than the carrying amount, a write-down is recorded. Management tested goodwill at the date of acquisition for impairment to indicate if impairment occurred. See Note 3 – Fair Value Measurement.

F-8

Loss per Share

Basic net loss per common share of stock is calculated by dividing net loss available to common stockholders by the weighted-average number of common shares outstanding during the period. Diluted net loss per common share is calculated by dividing net loss by the weighted-average number of common shares outstanding, including the effect of other dilutive securities. The Company’s had no potentially dilutive securities issued as of and during the nine months ended September 30, 2021 and 2020 and the twelve months ended December 31, 2020 and 2019.

Off-Balance Sheet Arrangements

As part of its ongoing business, the Company has not participated in transactions that generate relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities (SPEs), which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. For the period through September 30, 2021, the Company has not been involved in any unconsolidated SPE transactions.

Going Concern

The Company had an accumulated deficit of $23,681,221 at December 31, 2020 and has incurred losses from operations since inception and expects to continue to generate operating losses and negative cash flows for the foreseeable future. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The continued operations of the Company are dependent upon its ability to raise additional capital, obtain additional financing, and/or acquire or develop a business that generates sufficient positive cash flows from operations.

Subsequent Events

The Company evaluates events and transactions after the balance sheet date but before the consolidated financial statements are issued.

Note 3 – Fair Value Measurements

The Company applies the authoritative guidance applicable to all financial assets and liabilities required to be measured and reported on a fair value basis, as well as to non-financial assets and liabilities measured at fair value on a non-recurring basis, including impairments of long-lived assets. The fair value of an asset or liability is the amount that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the measurement date. The Company maximizes the use of observable inputs and minimizes the use of unobservable inputs when measuring fair value. Observable inputs are inputs that market participants would use in valuing the asset or liability based on market data obtained from sources independent of the Company. Unobservable input are inputs that reflect the Company’s assumptions of what market participants would use in valuing the asset or liability based on the information available in the circumstances.

Financial and non-financial assets and liabilities are classified within the valuation hierarchy based upon the lowest level of input that is significant to the fair value measurement. The Company’s policy is to recognize transfers in and out of the fair value hierarchy as of the end of the reporting period in which the event or change in circumstances caused the transfer. The Company has consistently applied the valuation techniques discussed below in all periods presented. The hierarchy is organized into three levels based on the reliability of the inputs as follows:

Level 1: Quoted prices in active markets for identical assets or liabilities; or

Level 2: Quoted prices in active markets for similar assets and liabilities and inputs, quoted prices for identical or similar assets or liabilities in markets that are not active and model-derived valuations whose inputs or significant value drivers are observable; or

Level 3: Unobservable pricing inputs in which there is little or no market data, which requires the reporting entity to develop its own assumptions.

F-9

The Company measured the financial or non-financial assets and liabilities at September 30, 2021 as there was a significant acquisition at March 15, 2021 within the valuation hierarchy during the nine months ended September 30, 2021. As such, there was no impairment recorded during the nine months ended September 30, 2021.

Note 4 – Significant Acquisition

Effective March 15, 2021, the Company acquired fifty-five (55%) of the membership interest of SLA LLC. SLA LLC is a Florida private manufacturing and retail company of gyroplane kits. The acquisition was accounted for using the acquisition method in accordance with ASC 805.

The following table presents the allocation of the consideration given to the assets acquired and liabilities assumed, based on their fair values at March 15, 2021:

Consideration Given
Cash		$1,000,000

Allocation of Consideration Given
Cash in bank	$691,397
Inventory	25,000
Receivables – other	2,382
Intangible asset	66,650

Other assets	2,000

Total assets		$787,429

Current liabilities	124,375
Long-term liabilities	105,131

Total liabilities		229,506

Non-controlling interest fair value at time of acquisition of SLA LLC		(251,065)

Net assets acquired		$306,858

Cash provided less Net Assets Acquired for initial Goodwill at 3/15/2021		$693,142

F-10

Note 5 – Debt

Government Debt

On April 16, 2020, SLA LLC borrowed $37,000 from the Small Business Administration as part of the Paycheck Protection Program (“PPP”) in exchange for an unsecured promissory note at the rate of one percent (1%) per annum whereby the promissory note will be repaid over a period of twenty-four (24) months with the first payment due twelve months after the date of the loan. At September 30, 2021, the balance in full was forgiven for $37,643, which is properly shown a s gain on forgiveness of debt on the income statement and cash flows statement.

On February 12, 2021, SLA LLC borrowed $37,500 from the Small Business Administration as part of the Paycheck Protection Program in exchange for an unsecured promissory note at the rate of one percent (1%) per annum whereby the promissory note will be repaid over a period of sixty (60) months with the first payment due ten months after the date of the loan. At September 30, 2021, SLA LLC owes $37,735 in principal and accrued interest.

The PPP loans have such terms and provisions whereby SLA LLC maybe able to have the entire amount forgiven by the government and that amount is not yet known at the time of these consolidated financial statements.

On June 13, 2020, SLA LLC borrowed $29,000 from the Small Business Administration in exchange for a secured promissory note at the rate of 3.75% per annum whereby the promissory note will be repaid over a period of thirty (30) years beginning with the first payment due twelve months after the date of the loan in the amount of $142 per month. The promissory note is collateralized by the tangible and intangible property of SLA LLC. At September 30 2021, SLA LLC owes $30,328 in principal and accrued interest.

Due to Related Party

On March 1, 2021, the Company’s majority shareholder loaned the Company $1,000,000 in order for the Company to acquire a 55% percent membership interest in SilverLight Aviation LLC in exchange for the Company issuing an unsecured promissory note at the rate of three percent (3%) per annum with all unpaid and accrued principal and interest due in full on March 1, 2023. At September 30, 2021, the Company owes $1,000,000 in principal plus accrued interest of $29,158.

During the nine months ended September 30, 2021, a shareholder and affiliate of the officer/director of the Company, paid various trade payables on behalf of the Company in the amount of $2,508. and on March 9, 2021, the Company repaid in full its amount owed of $6,186.

During the nine months ended September 30, 2021, the Company’s majority shareholder paid various trade payables on behalf of the Company in the amount of $341,330 and, therefore at September 30, 2021, the Company owes the shareholder (an entity owned by the President of the Company) an amount of $341,330. There is no formal documentation evidencing this loan. This loan is due on demand and no demand has been made for repayment.

During the period from inception through September 31, 2021, an officer of SLA LLC incurred various expenses and at September 30, 2021, the Company owes the officer an amount of $52,905. There is no formal documentation evidencing this loan. This loan is due on demand and no demand has been made for repayment.

During the nine months ended September 30, 2021, the Company’s majority shareholder contributed cash to the initial creation of Silverlight Electric Vehicle, in the amount of $106,028.  A t September 30, 2021, the Company owes the shareholder (an entity owned by the President of the Company) an amount of $ 106,028 . There is no formal documentation evidencing this loan. This loan is due on demand and no demand has been made for repayment.

F-11

Note 6 – Stockholders’ Equity

Preferred Stock

The Company’s capital stock at September 30, 2021, December 31, 2020, September 30, 2020 and December 31, 2019 consists of 20,000,000 authorized shares of $0.00001 and $0.001 par value preferred stock, respectively.

Series D Convertible

On September 29, 2014, the Board of Directors established the Series D Preferred Stock, consisting of 8,000,000 shares with no par value. The Series D Preferred Stock shareholders are entitled to receive cumulative quarterly dividends at the rate of $0.15 per share per annum and will share in any liquidation, or dissolution, preference to any other distribution to the holders of common shares, an amount equal to $1.25 for each outstanding share. The holders of the Series D Preferred Stock shall have the right to convert, at their option, 24 months after the date of issuance, into common shares at a price equivalent to 40% of the Company’s average market price for ten trading days prior to conversion. The Series D Preferred Stock will automatically convert to common stock upon the earlier of (i) 24 months from the purchase date or (ii) the date specified by written consent or agreement of the holders of a majority of the outstanding shares of Series D Preferred Stock. At September 30, 2021, December 31, 2020, September 30, 2020 and December 31, 2019, there are no shares of Series D Preferred Stock issued and outstanding.

Series F Convertible

On November 14, 2018, the Board of Directors established the Series F Preferred Stock, consisting of 1,500,000 shares with a par value of $0.001 per share. The Series F Preferred Stock shareholders shall have the right, at their option, at any time at the date of issuance, into common shares of the Company equal to 0.00006% of the total issued and outstanding share of common stock of the Company upon conversion, the number of common shares to be issued shall represent the same percentage of the issued and outstanding shares of common stock that the Series F Preferred Stock holder had prior to conversion. At September 30, 2021, December 31, 2020, September 30, 2020 and December 31, 2019, there are no shares of Series F Preferred Stock issued and outstanding.

Common Stock

The Company’s capital stock at September 30, 2021 and December 31, 2020 consists of 2,500,000,000 authorized shares of $0.00001 and $0.001 par value common stock, respectively, and there are a total of 1,395,221,422 and 196,721,427 shares of issued and outstanding, respectively.

Effective February 10, 2021, the shareholders and board of directors of the Company authorized a change to the par value of its common and preferred stock from $0.001 to $0.00001.

Effective February 11, 2021, William Bossung, a majority shareholder and officer/director of the Company, agreed to accept from the Company $80,000 in exchange for: (i) full satisfaction of debt owed by the Company to Bossung in the amount of $6,186, and (ii) repurchase and cancellation of 96,500,005 shares of the Company’s common stock owned by Bossung and valued at $73,814. Also, simultaneously Mr. Bossung resigned from his positions as being the sole director of the Company as well as his various officer roles and no longer holds any position in the Company.

Effective February 11, 2021, the Company agreed as part of a Stock Purchase Agreement to sell 1,295,000,000 shares of its $0.00001 par value common stock to American Software Capital, Inc. (“ASCI”) in exchange for $80,000 in cash. ASCI is controlled by David Chen, an officer and director of the Company.

F-12

SILVERLIGHT AVIATION, LLC

FINANCIAL STATEMENTS

Page

Report of Independent Accounting Firm	F-14

Balance Sheets – March 15, 2021, December 31, 2020, September 30, 2020 and December 31, 2019	F-15

Statements of Operations – Period ended March 15, 2021 and 2020 and Twelve Months Ended December 31, 2020 and 2019	F-16

Statement of Changes in Stockholders’ Equity – Twelve months ended December 31, 2019 and the nine months ended September 30, 2020 and the Twelve months ended December 31, 2020 Period  ended  March 15  and the nine months ended September 30, 2021

F-17

Statements of Cash Flows – Period ended March 15 Nine Months Ended September 30, 2021 and 2020 and the Twelve Months Ended December 31, 2020 and 2019	F-18

Notes to Financial Statements	F-19 - F-22

F-13

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Members
Silverlight Aviation, LLC

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Silverlight Aviation, LLC (SLA LLC) as of December 31, 2020 and 2019, and the related statements of operations, stockholders’ deficit and cash flows for the years then ended and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of SLA LLC as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the period then ended in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the SLA LLC’s management. Our responsibility is to express an opinion on the SLA LLC’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to SLA LLC in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The SLA LLC is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the SLA LLC’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion

Going Concern Uncertainty

The accompanying financial statements have been prepared assuming that the SLA LLC will continue as a going concern. As discussed in note 2 to the financial statements, the SLA LLC has incurred losses since inception of $ 246,506. This creates an uncertainty as to the SLA LLC’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Emphasis of Matters-Risks and Uncertainties

SLA LLC is not able to predict the ultimate impact that COVID -19 will have on its business. However, if the current economic conditions continue, the pandemic could have an adverse impact on the economies and financial markets of many countries, including the geographical area in which the SLA LLC plans to operate.

Emphasis of Matters-Predecessor and Successor Reporting

This report cover s the financial statements of SLA LLC (the “Predecessor”) for the years ended December 31, 2020 and 2019, and the period s ended March 15, 2021 and September 30, 2020 , respectively, are reporting SLA LLC on a stand-alone basis.  The Predecessor Period is considered to be all activities of SLA LLC prior to March 15, 2021.

/s/ Gries & Associates, LLC

We have served as the Company’s auditor since 2021.

Denver, Colorado

January 28, 2021

blaze@griesandassociates.com

400 South Colorado Blvd, Suite 870, Denver, Colorado 80246

(O)720-464-2875 (M)773-255-5631 (F)720-222-5846

F-14

Silverlight Aviation, LLC

Balance Sheets

	Predecessor Period March 15,	Predecessor Period December 31,	Predecessor Period September 30,	Predecessor Period December 31,
	2021	2020	2020	2019
	(Unaudited)		(Unaudited)
ASSETS
Current assets
Cash in bank	$691,397	$148,869	$5,207	$125,846
Inventory	25,000	25,000	41,250	90,000
Receivables - related party	-	-	-	-
Receivables - other	2,382	-	-	-
Total current assets	718,779	173,869	46,457	215,846
Other assets

Intangible asset, net of accumulated amortization of $26,350 and $24,800, respectively, at December 31, 2020 and 2019 and $26,350 and $23,250, respectively, at March 15, 2021 and September 30, 2020	66,650	68,200	69,750	74,400
Deposits	2,000	2,000	2,000	2,000
Total other assets	68,650	70,200	71,750	76,400
Total assets	$787,429	$244,069	$118,207	$292,246

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Current liabilities
Accounts payable	$-	$-	$-	$-
Customer Deposits	-	110,700	-	202,000
Accrued liabilities	237	2,662	395	4,445
Accrued liabilities, related party	50,405	95,000	95,000	95,000
Loans payable	73,733	73,097	59,101	86,529
Loans payable, related party	-	48,905	42,731	24,731
Total current liabilities	274,264	330,364	197,227	412,705
Long-term liabilities

Note payable - EIDL	29,723	29,446	29,214	-
Note payable - PPP	75,408	37,765	-	-
Total long-term liabilities	105,131	67,211	29,214	-
Total liabilities	229,506	397,575	226,441	412,705

Commitments and Contingencies	-	-	-	-

STOCKHOLDERS' EQUITY
Preferred stock, $0.00001 and $0.001 par value, respectively; 20,000,000 shares authorized; none issued and outstanding at September 30, 2021, December 31, 2020, September 30, 2020 and December 31, 2019	-	-	-	-
Common stock, $0.00001 par value and $0.001 par value, respectively; 2,500,000,000 shares authorized; none issued and outstanding at September 30, 2021, December 31, 2020, September 30, 2020 and December 31, 2019	-	-	-	-
Additional paid in capital	793,000	93,000	93,000	93,000
Accumulated deficit	(235,077)	(246,506)	(201,234)	(213,459)
Total stockholders' equity (deficit)	557,923	(153,506)	(108,234)	(120,459)

Total liabilities and stockholders' equity	$787,429	$244,069	$118,207	$292,246

The accompanying notes are an integral part of these financial statements.

F-15

Silverlight Aviation, LLC

Statements of Operations

	January 1, 2021 through March 15, 2021	Nine Months Ended September 30, 2020	Twelve Months Ended December 31,

	Predecessor Period 2021	Predecessor Period 2020	Predecessor Period	Predecessor Period
	(Unaudited)	(Unaudited)	2020	2019
Sales, net of allowances	230,491	$645,069	$773,764	$1,202,866

Cost of Sales
Purchases	112,394	403,199	522,849	839,470
Labor	21,067	99,323	116,782	187,580
Total cost of sales	133,461	502,522	639,631	1,027,050
Gross profit	97,030	142,547	134,133	175,816

Operating expenses
Amortization	1,550	4,650	6,200	6,200
Professional fees - accounting	36,567	3,776	4,318	2,853
Rent	9,350	27,450	36,600	36,099
Salaries	13,333	45,404	55,509	33,196
General and administrative - other	22,794	46,972	60,367	91,974
Total operating expenses	83,594	128,252	162,994	170,322

Net Income (Loss) from operations	13,436	14,295	(28,861)	5,494

Other (expenses)
Interest, related party	(2,018)	(7,070)	(9,186)	(12,933)
Other income	11	5,000	5,000	-

Net Income (Loss) before income taxes	11,429	12,225	(33,047)	(7,439)

Income taxes	-	-	-	-

Net Income (Loss)	11,429	12,225	(33,047)	(7,439)

Net loss per common share
Basic and diluted	*	$ *	$ *	$ *

Weighted average number of common shares
Basic and diluted	-	-	-	-

_______

* Net loss is less than $0.01 per share.

The accompanying notes are an integral part of these financial statements.

F-16

Silverlight Aviation, LLC

Statement of Stockholders' Equity

	Preferred Stock Series D		Preferred Stock Series F		Common Stock		Additional		Non-	Total Stockholders'
	No Par Value		$0.001 Par Value		$0.00001 Par Value		Paid-in	Accumulated	controlling	Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	(Deficit)	Interest	(deficit)

BALANCES, January 1, 2019	-	$-	-	$-	-	$-	$93,000	$(206,020)	$-	$(113,020)
Net loss for the period								(7,439)	-	(7,439)
BALANCES, December 31, 2019	-	-	-	-	-	-	93,000	(213,459)	-	(120,459)
Net income for the period								12,225	-	12,225
Balances, September 30, 2020	-	-	-	-	-	-	93,000	(201,234)	-	(108,234)

Balances December 31, 2019					-	-	93,000	(213,459)	-	(120,459)
Net loss for the period	-	-	-	-				(33,047)	-	(33,047)
Balances December 31, 2020	-	-	-	-	-	-	93,000	(246,506)	-	(153,506)
Capital Contributions	-	-	-	-	-	-	700,000	-	-	700,000
Net loss for the period	-	-	-	-	-	-	-	11,429	-	11,429
BALANCES, March 15, 2021	-	$-	-	$-	-	$-	$793,000	$(235,077)	$-	$557,923

The accompanying notes are an integral part of these financial statements.

F-17

Silverlight Aviation LLC

Statements of Cash Flows

	Nine Months Ended September 30,		Twelve Months Ended December 31,
	January 1, 2021 through March 15, 2021	2020	2020	2019
	(Unaudited)	(Unaudited)
OPERATING ACTIVITIES
Net income (loss) from continuing operations attributable to common stockholders	$11,429	$12,225	$(33,047)	$(7,439)
Adjustments to reconcile net loss to net cash
flows used in operating activities:
Amortization	1,550	4,650	6,200	12,807
Non-controlling interest	-	-	-	-
Changes in:
Inventory	-	48,750	65,000	414,750
Accounts Receivable	(2,382)	-	-	-
Customer Deposits	(110,700)	(202,000)	(91,300)	(312,370)
Accrued liabilities, related party	(2,425)	(4,057)	(1,783)	140

Net cash (used by) operating activities	(102,528)	(140,432)	(54,930)	107,888

INVESTING ACTIVITIES
Purchase of assets	-	-	-	(6,200)
Net cash used in investing activities	-	-	-	(6,200)

FINANCING ACTIVITIES
Proceeds from EIDL	277	29,214	29,446	-
Net payments on PPP	37,643	-	37,765	-
Capital Contributions	700,000	-	-	-
Net disbursements on notes payable	636	(27,421)	(13,432)	(3,033)
Loans from related party, net of repayment	(93,500)	18,000	24,174	10,150
Net cash provided by financing activities	645,056	19,793	77,953	7,117

NET CHANGE IN CASH	542,528	(120,639)	23,023	108,805

CASH, Beginning	148,869	125,846	125,846	17,041

CASH, Ending	$691,397	$5,207	$148,869	$125,846

SUPPLEMENTAL SCHEDULE OF CASH FLOW INFORMATION:
Interest paid	$-	$-	$-	$-
Income taxes paid	$-	$-	$-	$-

The accompanying notes are an integral part of these financial statements.

F-18

Note 1 – Organization and History

Silverlight Aviation LLC (“SLA LLC”) started in February 2012 as a light aircraft engineering consulting company facilitating and managing compliance projects at the technical level for various light aircraft manufacturers. In 2015, it changed operations to design and manufacture a light experimental gyroplane kit to fit FAA allowed regulations for gyroplanes. In such an effort, it acquired the rights to a design for a two seat tandem gyroplane which was used as a basis to develop the AR-1 gyroplane. To date SLA LLC has sold 53 gyroplanes, 48 of them as AR-1 kits.

Note 2 – Summary of Significant Accounting Policies

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. Significant estimates include the fair value of assets and liabilities, income taxes and the valuation allowances related to deferred tax assets and contingencies.

F-19

Revenue recognition

SLA LLC follows the provisions of Accounting Standards Update (“ASU”) No. 2014 - 09, Revenue from Contracts with Customers (Topic 606), using the full retrospective transition method. SLA LLC’s adoption of ASU 2014 - 09 did not have a material impact on the amount and timing of revenue recognized in its financial statements.

Under ASU 2014 - 09, SLA LLC recognizes revenue when control of the promised services is transferred to customers, in an amount that reflects the consideration SLA LLC expects to be entitled to in exchange for those services.

SLA LLC derives its revenues from the sale of gyroplane kits to the general public. SLA LLC applies the following five steps in order to determine the appropriate amount of revenue to be recognized as it fulfills its obligations under each of its contracts:

Identify the contract with a customer;

Identify the performance obligations in the contract;

Determine the transaction price;

Allocate the transaction price to performance obligations in the contract; and

Recognize revenue as the performance obligation is satisfied.

Impairment of Long-Lived Assets

In accordance with authoritative guidance on accounting for the impairment or disposal of long-lived assets, as set forth in Topic 360 of the ASC, SLA LLC assesses the recoverability of the carrying value of its long-lived assets when events occur that indicate an impairment in value may exist. An impairment loss is indicated if the sum of the expected undiscounted future net cash flows is less than the carrying amount of the assets. If this occurs, an impairment loss is recognized for the amount by which the carrying amount of the assets exceeds the estimated fair value of the assets.

Other Comprehensive Loss

SLA LLC has no material components of other comprehensive loss and accordingly, net loss is equal to comprehensive loss for the period.

Income Taxes

SLA LLC uses the liability method of accounting for income taxes under which deferred tax assets and liabilities are recognized for the future tax consequences of temporary differences between the accounting bases and the tax bases of SLA LLC’s assets and liabilities. The deferred tax assets are computed using enacted tax rates in effect for the year in which the temporary differences are expected to reverse.

SLA LLC’s deferred income taxes include certain future tax benefits. SLA LLC records a valuation allowance against any portion of those deferred income tax assets when it believes, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred income tax asset will not be realized.

F-20

SLA LLC has adopted ASC guidance regarding accounting for uncertainty in income taxes. This guidance clarifies the accounting for income taxes by prescribing the minimum recognition threshold an income tax position is required to meet before being recognized in the financial statements and applies to all income tax positions. Each income tax position is assessed using a two-step process. A determination is first made as to whether it is more likely than not that the income tax position will be sustained, based upon technical merits, upon examination by the taxing authorities. If the income tax position is expected to meet the more likely than not criteria, the benefit recorded in the financial statements equals the largest amount that is greater than 50% likely to be realized upon its ultimate settlement. At September 30, 2021, December 31, 2020, September 30, 2020 and December 31, 2019 there were no uncertain tax positions that required accrual.

Off-Balance Sheet Arrangements

As part of its ongoing business, SLA LLC has not participated in transactions that generate relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities (SPEs), which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. For the period through September 30, 2021, SLA LLC has not been involved in any unconsolidated SPE transactions.

Going Concern

SLA LLC had a stockholder’s deficit of $246,506 at December 31, 2020 and has incurred losses from operations since inception and expects to continue to generate operating losses and negative cash flows for the foreseeable future. These factors raise substantial doubt about SLA LLC’s ability to continue as a going concern. The continued operations of SLA LLC are dependent upon its ability to raise additional capital, obtain additional financing, and/or acquire or develop a business that generates sufficient positive cash flows from operations.

Subsequent Events

SLA LLC evaluates events and transactions after the balance sheet date but before the financial statements are issued.

Note 3 – Fair Value Measurements

SLA LLC applies the authoritative guidance applicable to all financial assets and liabilities required to be measured and reported on a fair value basis, as well as to non-financial assets and liabilities measured at fair value on a non-recurring basis, including impairments of long-lived assets. The fair value of an asset or liability is the amount that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the measurement date. SLA LLC maximizes the use of observable inputs and minimizes the use of unobservable inputs when measuring fair value. Observable inputs are inputs that market participants would use in valuing the asset or liability based on market data obtained from sources independent of SLA LLC. Unobservable input are inputs that reflect SLA LLC’s assumptions of what market participants would use in valuing the asset or liability based on the information available in the circumstances.

Financial and non-financial assets and liabilities are classified within the valuation hierarchy based upon the lowest level of input that is significant to the fair value measurement. SLA LLC’s policy is to recognize transfers in and out of the fair value hierarchy as of the end of the reporting period in which the event or change in circumstances caused the transfer. SLA LLC has consistently applied the valuation techniques discussed below in all periods presented. The hierarchy is organized into three levels based on the reliability of the inputs as follows:

Level 1: Quoted prices in active markets for identical assets or liabilities; or

Level 2: Quoted prices in active markets for similar assets and liabilities and inputs, quoted prices for identical or similar assets or liabilities in markets that are not active and model-derived valuations whose inputs or significant value drivers are observable; or

Level 3: Unobservable pricing inputs in which there is little or no market data, which requires the reporting entity to develop its own assumptions.

SLA LLC measured the financial or non-financial assets and liabilities at September 30, 2020. There was no impairment recorded during the nine months ended September 30, 2021.

F-21

Note 4 – Debt

Government Debt

On April 16, 2020, SLA LLC borrowed $37,000 from the Small Business Administration as part of the Paycheck Protection Program (“PPP”) in exchange for an unsecured promissory note at the rate of one percent (1%) per annum whereby the promissory note will be repaid over a period of twenty-four (24) months with the first payment due twelve months after the date of the loan. At March 15, 2021, SLA LLC owes $ 37,766 in principal and accrued interest.

On February 12, 2021, SLA LLC borrowed $37,500 from the Small Business Administration as part of the Paycheck Protection Program in exchange for an unsecured promissory note at the rate of one percent (1%) per annum whereby the promissory note will be repaid over a period of sixty (60) months with the first payment due ten months after the date of the loan. At March 15, 2021, SLA LLC owes $37,642 in principal and accrued interest.

The PPP loans have such terms and provisions whereby SLA LLC maybe able to have the entire amount forgiven by the government and that amount is not yet known at the time of these financial statements.

On June 13, 2020, SLA LLC borrowed $29,000 from the Small Business Administration in exchange for a secured promissory note at the rate of 3.75% per annum whereby the promissory note will be repaid over a period of thirty (30) years beginning with the first payment due twelve months after the date of the loan in the amount of $142 per month. The promissory note is collateralized by the tangible and intangible property of SLA LLC. At September 30 2021, SLA LLC owes $29,723 in principal and accrued interest.

Due to Related Party

SLA LLC owed a related party $95,000 as of December 31, 2020 and 2019, respectively. The amounts were related to contributions that were to be paid back through product acquisitions. The balance was paid in full as part of the acquisition date transactions.

During the period ended March 15, 2021, an officer of SLA LLC incurred various expenses and at March 15, 2021, SLA LLC owes the officer an amount of $50,405. There is no formal documentation evidencing this loan. This loan is due on demand and no demand has been made for repayment.

SLA LLC owed a related party $48,905 and $24,731 as of December 31, 2020 and 2019, respectively. The amounts were payments by an entity owned by a manager of SLA LLC and President of the Company for operational expenses incurred by SLA LLC. The balance was paid in full as part of the acquisition date transactions.

Note 5 – Stockholders’ Equity

Additional Paid In Capital

The Company currently does not have any stock outstanding or authorized.  The Company records all contributions of capital as Additional Paid in Capital (APIC).  The Company received capital contributions during the period ended March 15, 2021 from related parties of $700,000.

F-22

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

808 Renewable Energy Corporation
(Registrant)

Date: February 3, 2022	By:	/s/ David Chen
David Chen
President

35

EXHIBIT INDEX

Exhibit	Description

3.1*	Bylaws

3.2*	Articles of Incorporation filed with the State of Nevada May 13, 2019

3.3*	Certificate of Correction filed with State of Nevada August 5, 2009.

3.4*	Certificate of Amendment to Articles of Incorporation filed with the State of Nevada August 14, 2009.

3.5*	Amended and Restated Articles of Incorporation filed with the State of Nevada December 10, 2009.

3.6*	Certificate of Amendment to Articles of Incorporation filed with the State of Nevada March 24, 2010.

3.7*	Articles of Exchange filed with the State of Nevada August 20, 2010.

3.8*	Amended and Restated Articles of Incorporation filed with the State of Nevada January 28, 2011.

3.9*	Articles of Exchange filed with the State of Nevada June 27, 2011.

3.10*	Certificate of Designation filed with the State of Nevada July 3, 2014.

3.11*	Certificate of Designation filed with the State of Nevada October 16, 2014.

3.12*	Certificate of Amendment to Articles of Incorporation filed with the State of Nevada October 1, 2018.

3.13*	Certificate of Custodian filed with the State of Nevada October 1, 2018.

3.14*	Certificate of Amendment to Articles of Incorporation filed with the State of Nevada October 15, 2018.

3.15*	Certificate of Amendment to Articles of Incorporation filed with the State of Nevada November 14, 2018.

3.16*	Certificate of Amendment to Articles of Incorporation filed with the State of Nevada December 12, 2018.

3.17*	Certificate of Amendment to Articles of Incorporation filed with the State of Nevada July 2, 2019.

3.18*	Certificate of Designation filed with the State of Nevada July 5, 2019.

3.19*	Certificate of Dissolution filed with the State of Nevada May 29, 2019.

3.20*	Certificate of Correction filed with the State of Nevada June 5, 2020.

3.21*	Articles of Exchange filed with the State of Nevada September 11, 2020.

3.22*	Certificate of Correction filed with the State of Nevada February 9, 2021.

3.23*	Certificate of Amendment to Articles of Incorporation filed with the State of Nevada March 18, 2021.

10.1*	Stock Purchase Agreement dated February 11, 2021 between 808 Renewable Energy Corporation and American Software Capital Inc.

10.2*	Promissory Note dated March 1, 2021 between 808 Renewable Energy Corporation and American Software Capital Inc.

10.3*	Limited Liability Company Membership Interest Purchase Agreement dated March 15, 2021 between 808 Renewable Energy Corporation and Silverlight Aviation, LLC.

10.4*	Asset Purchase Agreement dated April 3, 2021 between 808 Renewable Energy Corporation and Atelier de Motelage RB, Inc.

21.*	Subsidiaries

* filed as an Exhibit to the Company’s Registration Statement on Form 10, filed with the SEC on October 14, 2021.

36